================================================================================
                                                Filed Pursuant to Rule 424(b)(2)
                                                     Registration No. 333-132747

                          Subject to completion: PROSPECTUS SUPPLEMENT
                          (To Prospectus dated March 27, 2006)
                          Preliminary Prospectus Supplement dated March 27, 2006

Enhanced Appreciation Securities

UBS AG $__ NOTES LINKED TO A BASKET OF STOCKS IN THE UTILITY AND POWER SECTOR DUE ON OR ABOUT SEPTEMBER 28, 2007

Issuer (Booking Branch):   UBS AG (Jersey Branch)

Maturity Date:             We currently expect that the Notes will mature on or
                           about September 28, 2007.

Term:                      18 Months

Coupon: We will not pay you interest during the term of the Notes.

Basket Stocks:             The Basket consists of ten New York Stock Exchange
                           ("NYSE") listed common stocks (each, a "Basket
                           Stock") in the utility and power sector. Each Basket
                           Stock is equally weighted and represents 10.00% of the Basket. The Basket Stocks are set forth below:

                           Basket Stock                                   Ticker
                           ------------                                   ------
                           Alliant Energy Corp.                             LNT
                           Pinnacle West Capital Corp.                      PNW
                           Westar Energy, Inc.                              WR
                           Empire District Electric Company                 EDE
                           Energy East Corporation                          EAS
                           Great Plains Energy Corporation                  GXP
                           OGE Energy Corp.                                 OGE
                           Pepco Holdings, Inc.                             POM
                           Allegheny Energy, Inc.                           AYE
                           Ormat Technologies, Inc.                         ORA

                           Unless otherwise specified in this prospe ctus supplement, the Basket Stocks will not be replaced after on or about March 28, 2006 (the "trade date" ).

Payment at                 You will receive a cash payment at maturity that is
Maturity:                  based on the Basket Return. If the Basket Return is
                           positive, the Basket Return will be doubled, subject to a maximum gain on the Notes of between 15.75% and 16.75%, to be determined on the trade date.
                           Therefore, the maximum payment at maturity for each $10 principal amount of the Notes will be between $11.575 and $11.675. The Notes are fully exposed to any decline in the level of the Basket and a negative
                           Basket Return will reduce your cash payment at maturity.

                           For a description of how your payment at maturity will be calculated, see "What are the steps to calculate payment at maturity?" on page S-3 and "Specific Terms of the Notes--Payment at Maturity" on page S-26.

                           YOU MAY LOSE SOME OR ALL OF YOUR INVESTMENT IF THE BASKET RETURN IS NEGATIVE.

Basket Return:             Average Basket Ending Level - Basket Starting Level
                           ---------------------------------------------------
                                           Basket Starting Level

Average Basket             The arithmetic average of the Basket ending levels on
Ending Level:              each of the last five business days during the term
                           of the Notes, up to and including a day on or about
                           September 24, 2007 (the "final valuation date").

Basket Starting Level:     100

Basket Ending Level:       The closing level of the Basket on a given day.

No Listing:                The Notes will not be listed or displayed on any
                           securities exchange, the Nasdaq National Market
                           System or any electronic communications network.

CUSIP Number:              __

The Selection of Basket Stocks is not based on UBS Research.

SEE "RISK FACTORS" BEGINNING ON PAGE S-7 FOR RISKS RELATED TO AN INVESTMENT IN THE NOTES.

Neither the Securities and Exchange Commission nor any other regulatory body has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus supplement and accompanying prospectus. Any representation to the contrary is a criminal offense.

The Notes are not deposit liabilities of UBS AG and are not FDIC insured.

                                    Price to       Underwriting      Proceeds to
                                     Public          Discount          UBS AG
Per Note .......................
Total ..........................

UBS INVESTMENT BANK                UBS FINANCIAL SERVICES INC.     [LOGO OF UBS]

Prospectus Supplement dated March __, 2006

================================================================================

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Prospectus Supplement Summary

THE FOLLOWING IS A SUMMARY OF TERMS OF THE NOTES, AS WELL AS A DISCUSSION OF FACTORS YOU SHOULD CONSIDER BEFORE PURCHASING THE NOTES. THE INFORMATION IN THIS
SECTION IS QUALIFIED IN ITS ENTIRETY BY THE MORE DETAILED EXPLANATIONS SET FORTH ELSEWHERE IN THIS PROSPECTUS SUPPLEMENT AND IN THE ACCOMPANYING PROSPECTUS. PLEASE NOTE THAT REFERENCES TO "UBS," "WE," "OUR" AND "US" REFER ONLY TO UBS
AG AND NOT TO ITS CONSOLIDATED SUBSIDIARIES.

WHAT ARE THE ENHANCED APPRECIATION SECURITIES?

The Enhanced Appreciation Securities (the "Notes") are medium-term notes issued by UBS whose return is linked to the performance of a basket of ten NYSE listed common stocks in the utility and power sector (the "Basket"). You will receive a cash payment at maturity that is based on the Basket Return. If the Basket Return is positive, the Basket Return will be doubled, subject to a maximum gain on the Notes of between 15.75% and 16.75% (to be determined on the trade date). THEREFORE, THE MAXIMUM PAYMENT AT MATURITY FOR EACH $10 PRINCIPAL AMOUNT OF THE NOTES WILL BE BETWEEN $11.575 AND $11.675. THE NOTES ARE FULLY EXPOSED TO ANY DECLINE IN THE LEVEL OF THE BASKET AT MATURITY AND A NEGATIVE BASKET RETURN WILL REDUCE YOUR CASH PAYMENT AT MATURITY. We will not pay you interest during the term of the Notes.

YOU MAY LOSE SOME OR ALL OF YOUR INVESTMENT IF THE BASKET RETURN IS NEGATIVE.

For a description of how your payment at maturity will be calculated, see "What are the steps to calculate payment at maturity?" on page S-3 and "Specific Terms of the Notes--Payment at Maturity" on page S-26.

SELECTED PURCHASE CONSIDERATIONS

> GROWTH POTENTIAL--The Notes provide the potential to enhance equity returns by doubling a positive Basket Return up to a maximum gain on the Notes of between 15.75% and 16.75%.

> DIVERSIFICATION--The Notes may provide diversification within the equity portion of your portfolio through exposure to a Basket of stocks in the utility and power sector.

> MINIMUM INVESTMENT--Your minimum investment is 10,000 Notes at a principal amount of $10.00 per Note (a minimum purchase price of $100,000). Purchases in excess of the minimum amount may be made in integrals of one Note at a principal amount of $10.00 per Note. Purchases and sales made in the secondary market are not subject to the minimum investment of 10,000 Notes.

WHAT ARE SOME OF THE RISKS OF THE NOTES?

An investment in the Notes involves risks. Some of these risks are summarized here, but we urge you to read the more detailed explanation of risks in "Risk Factors" on page S-7.

> YOU MAY LOSE SOME OR ALL OF YOUR PRINCIPAL--The Notes are fully exposed to any decline in the level of the Basket at maturity. You may lose some or all of your investment if the Basket Return is negative.

> MAXIMUM POTENTIAL RETURN AT MATURITY--You can only earn the maximum gain on the Notes of between 15.75% and 16.75% if you hold your Notes to maturity.

> YOUR APPRECIATION POTENTIAL IS LIMITED--If the Basket Return is positive, the Basket Return will be doubled, subject to a maximum gain on the Notes of between 15.75% and 16.75%. Therefore, you will not benefit from any positive Basket Return in excess of __% (that is, one-half of the maximum gain on the Notes). As a result, the maximum payment at maturity for each $10 principal amount of the Notes will be between $11.575 and $11.675. The return on your investment in the Notes may not perform as well as a direct investment in the stocks comprising the Basket (the "Basket Stocks").

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                                                                             S-1

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>     AN INVESTMENT IN THE NOTES IS SUBJECT TO RISKS ASSOCIATED WITH THE UTILITY
      AND POWER SECTOR--The utility and power sector is subject to risks. If any of these risks have a material impact on the results of operations of the companies in the Basket and the stock price of the Basket Stocks, the return on the Notes may be negative.

> THE SELECTION OF BASKET STOCKS IS NOT BASED ON UBS RESEARCH--The selection of Basket Stocks included in the basket are not based on UBS research. Rather, the Basket Stocks consist of ten common stocks in the utility and power sector.

> NO INTEREST OR DIVIDEND PAYMENTS--You will not receive any interest payments on the Notes and you will not receive nor be entitled to receive any dividend payments or other distributions on the Basket Stocks.

> NO LISTING--The Notes will not be listed or displayed on any securities exchange, the Nasdaq National Market System or any electronic communications network. There can be no assurance that a secondary market for the Notes will develop. UBS Securities LLC and other affiliates of UBS currently intend to make a market in the Notes, although they are not required to do so and may stop making a market at any time. If you sell your Notes prior to maturity, you may have to sell them at a substantial loss.

THE NOTES MAY BE A SUITABLE INVESTMENT FOR YOU IF:

> You believe that the Basket will appreciate over the term of the Notes and that such appreciation is unlikely to exceed between 15.75% and 16.75%, the maximum gain on the Notes at maturity.

>     You are willing to hold the Notes to maturity.

> You are willing to make an investment that is exposed to the full downside performance risk of the Basket.

> You seek an investment with exposure to stocks in the utility and power sector in general and a return linked to the performance of the Basket Stocks, in particular.

>     You do not seek current income from this investment.

THE NOTES MAY NOT BE A SUITABLE INVESTMENT FOR YOU IF:

>     You seek current income from your investment.

> You are unable or unwilling to hold an investment with exposure to stocks in the utility and power sector.

> You seek an investment that is exposed to the full upside performance of the Basket or you are unwilling to make an investment that is exposed to the full downside performance risk of the Basket.

> You believe that the Basket is not likely to appreciate over the term of the Notes, or you believe that the Basket will appreciate over the term of the Notes and that such appreciation will be in an amount greater than between 15.75% and 16.75%, the maximum gain on the Notes at maturity.

>     You seek an investment for which there will be an active secondary market.

>     You are unable or unwilling to hold the Notes to maturity.

> You prefer the lower risk, and therefore accept the potentially lower returns, of fixed income investments with comparable maturities and credit ratings.

> You will create an overconcentrated position in the utility and power sector of your portfolio by owning the Notes.

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S-2

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WHAT ARE THE TAX CONSEQUENCES OF THE NOTES?

In the opinion of our counsel, Sullivan & Cromwell LLP, your Notes should be treated as a pre-paid derivative contract with respect to the Basket. The terms of your Notes require you and us (in the absence of an administrative or judicial ruling to the contrary) to treat your Notes for all tax purposes in accordance with such characterization. If your Notes are so treated, you should generally recognize capital gain or loss upon the maturity of your Notes (or upon your sale, exchange or other disposition of your Notes prior to its maturity) equal to the difference between the amount realized and the amount you paid for your Notes. Such gain or loss generally should be long-term capital gain or loss if you held your Notes for more than one year.

For a more complete discussion of the U.S. federal income tax consequences of your investment in the Notes, see "Supplemental Tax Considerations - Supplemental U.S. Tax Considerations" on page S-38.

WHAT ARE THE STEPS TO CALCULATE PAYMENT AT MATURITY?

Set forth below is an explanation of the steps necessary to calculate the payment at maturity on the Notes.

The Basket will be comprised of 10 NYSE listed common stocks in the utility and power sector. Set forth below for each Basket Stock is: (i) its ticker symbol;
(ii) its initial weighting in the Basket; (iii) its stock starting price; (iv) its stock ratio.

                                                            Initial            Stock
Basket Stock                                Ticker          Weighting          Starting Price*   Stock Ratio*
------------                                ------          ---------          ---------------   ------------
Alliant Energy Corp.                        LNT             10.00%             $32.53            0.3253
Pinnacle West Capital Corp.                 PNW             10.00%             $39.90            0.3990
Westar Energy, Inc.                         WR              10.00%             $21.05            0.2105
Empire District Electric Company            EDE             10.00%             $22.01            0.2201
Energy East Corporation                     EAS             10.00%             $24.94            0.2494
Great Plains Energy Corporation             GXP             10.00%             $28.12            0.2812
OGE Energy Corp.                            OGE             10.00%             $29.40            0.2940
Pepco Holdings, Inc.                        POM             10.00%             $23.30            0.2330
Allegheny Energy, Inc.                      AYE             10.00%             $34.77            0.3477
Ormat Technologies, Inc.                    ORA             10.00%             $41.05            0.4105

* Stock price and corresponding stock ratio as of March 24, 2006. The actual stock starting price and stock ratio will be set on the trade date.

An investment in the Notes does not entitle any holder to any ownership or other interest in the Basket Stocks.

STEP 1: CALCULATE EACH BASKET ENDING LEVEL.

The Basket Ending Level will be determined by the calculation agent on each of the last five business days during the term of the Notes up to and including the final valuation date and will be equal to the sum of the products of (i) the stock ratio of each Basket Stock and (ii) the stock ending price of each Basket Stock.

The "stock ratio" of each Basket Stock will be equal to the initial weighting of each Basket Stock, which is 10% of the Basket Starting Level divided by the stock starting price of each Basket Stock. This ratio will not change except in the event of certain extraordinary transactions involving the issuer of the common stock. See "Specific Terms of the Notes--Antidilution Adjustments" beginning on page S-29.

The "stock starting price" of each Basket Stock will be equal to the closing market price of the applicable Basket Stock on its principal market on the trade date and the "stock ending price" is the closing market price of the applicable Basket Stock on its principal market on the final valuation date.

--------------------------------------------------------------------------------

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STEP 2: CALCULATE THE AVERAGE BASKET ENDING LEVEL.

The Average Basket Ending Level is the arithmetic average of the Basket Ending Levels on each of the last five business days during the term of the Notes, up to and including September 24, 2007 (the "final valuation date").

STEP 3: CALCULATE THE BASKET RETURN.

The Basket Return, which may be positive or negative, is the difference between the Basket Starting Level and the Average Basket Ending Level, expressed as a percentage of the Basket starting level on the trade date, calculated as follows:

                         Average Basket Ending Level - Basket Starting Level Basket Return = ---------------------------------------------------
                                        Basket Starting Level

      where the "Basket Starting Level" is 100.

STEP 4: CALCULATE THE ADJUSTED BASKET RETURN.

The Adjusted Basket Return is based on the Basket Return, which may be positive or negative:

1) If the Basket Return is positive:

      Adjusted Basket Return = (Basket Return x 2), subject to a maximum gain of between 15.75% and 16.75%.

2) If the Basket Return is negative:

      Adjusted Basket Return = Basket Return

STEP 5: CALCULATE THE CASH PAYMENT AT MATURITY.

The payment at maturity = principal amount of the Note + (principal amount of the Note x Adjusted Basket Return).

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S-4

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HOW DO THE NOTES PERFORM AT MATURITY?

HYPOTHETICAL EXAMPLES

ASSUMPTIONS:

Basket Starting Level:                 100

Principal amount of the Notes:         $10.00

Maximum gain on the Notes:             16.25%* (The actual maximum gain on the
                                       Notes to be determined on the trade date)

Maximum Payment at Maturity:           $11.625

----------
* SINCE THE MAXIMUM GAIN ON THE NOTES IN THE EXAMPLES BELOW IS ASSUMED TO BE 16.25%, AN ORIGINAL INVESTOR IN THE NOTES WILL NOT PARTICIPATE IN AN BASKET RETURN OF MORE THAN APPROXIMATELY 8.125% AT MATURITY.

EXAMPLE 1--ON THE FINAL VALUATION DATE, THE AVERAGE BASKET ENDING LEVEL IS 4% ABOVE ITS STARTING LEVEL OF 100.

Since the Basket Return is 4%, you receive two times the Basket Return, up to the 16.25% maximum gain on the Notes.

Adjusted Basket Return = (Basket Return x 2) = (4% x 2) = 8%

Your total cash payment at maturity would therefore be $10.80 (a 8% total return on investment) which includes:

>    Principal amount                             $10.00
>    Principal amount x Adjusted Basket Return    $ 0.80    ($10.00 x 8%)
                                                  ------
                          TOTAL:                  $10.80
                                                  ======

EXAMPLE 2--ON THE FINAL VALUATION DATE, THE AVERAGE BASKET ENDING LEVEL IS 20% ABOVE ITS STARTING LEVEL OF 100.

Since the Basket Return is 20%, you receive two times the Basket Return, up to the 16.25% maximum gain on the Notes.

Adjusted Basket Return = (Basket Return x 2) = (20% x 2) = 40%, up to the 16.25% maximum gain on the Notes = 16.25%

Your total cash payment at maturity would therefore be limited to $11.625 (a 16.25% total return on investment) which includes:

>    Principal amount                             $ 10.00
>    Principal amount x Adjusted Basket Return    $ 1.625  ($10.00 x 16.25%)
                                                  -------
                          TOTAL:                  $11.625  (this is the maximum
                                                  =======  payment on the Notes)

Example 3--On the final valuation date, the Average Basket Ending Level is 20% below its starting level of 100.

Since the Basket Return is -20% on the final valuation date, your investment is fully exposed to the decline of the Basket.

Adjusted Basket Return = Basket Return = -20%

Your total cash payment at maturity would therefore be $8.00 (a 20% loss) which includes:

>    Principal amount                             $10.00
>    Principal amount x Adjusted Basket Return    $-2.00   ($10.00 x -20%)
                                                  ------
                         TOTAL:                   $ 8.00
                                                  ======

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                                                                             S-5

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HYPOTHETICAL PERFORMANCE OF THE NOTES AT MATURITY

      ASSUMPTIONS:

      Basket:                          Comprised of 10 stocks in the utility
                                       and power sector

      Basket Starting Level:           100

      Principal amount of the Notes:   $10.00

      Term:                            18 months

      Maximum gain on the Notes:       16.25% (The actual maximum gain on the
                                       Notes to be determined on the trade date)

      Basket performance:              40% to -100% for table
                                       40% to -40% for graph

          -----------------------       -------------------------------
             BASKET PERFORMANCE           PERFORMANCE OF THE NOTES
          -----------------------       -------------------------------
                                              NOTES
              BASKET RETURN                  PAYMENT           TOTAL
              AT MATURITY*                 AT MATURITY*       RETURN*
          -----------------------       -------------------------------
                    40%                       $11.63          16.25%
                    20%                       $11.63          16.25%
                    15%                       $11.63          16.25%
                    10%                       $11.63          16.25%
          -----------------------       -------------------------------
                 8.125%                       $11.63          16.25%
          -----------------------       -------------------------------
                     8%                       $11.60          16.00%
                     6%                       $11.20          12.00%
                     4%                       $10.80           8.00%
                     2%                       $10.40           4.00%
          -----------------------       -------------------------------
                     0%                       $10.00           0.00%
          -----------------------       -------------------------------
                    -5%                        $9.50          -5.00%
                   -10%                        $9.00         -10.00%
                   -20%                        $8.00         -20.00%
                   -40%                        $6.00         -40.00%
                   -80%                        $2.00         -80.00%
          -----------------------       -------------------------------
                  -100%                        $0.00        -100.00%
          -----------------------       -------------------------------

*Values have been rounded for ease of analysis

                               [GRAPHIC OMITTED]

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S-6

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Risk Factors

The return on the Notes is linked to the performance of the Basket. Investing in the Notes is not equivalent to investing directly in the Basket. This section describes the most significant risks relating to the Notes. WE URGE YOU TO READ THE FOLLOWING INFORMATION ABOUT THESE RISKS, TOGETHER WITH THE OTHER INFORMATION IN THIS PROSPECTUS SUPPLEMENT AND THE ACCOMPANYING PROSPECTUS, BEFORE INVESTING IN THE NOTES.

THE NOTES ARE FULLY EXPOSED TO ANY DECLINE IN THE LEVEL OF THE BASKET AND YOU MAY LOSE SOME OR ALL OF YOUR PRINCIPAL.

The Notes differ from ordinary debt securities in that we will not pay you 100% of your principal amount at maturity if the Basket Return is negative. Your cash payment at maturity will be based on the Basket Return, which may be positive or negative. A negative Basket Return will reduce your cash payment at maturity below your principal. YOU MAY LOSE SOME OR ALL OF YOUR INVESTMENT IF THE BASKET RETURN IS NEGATIVE.

See "What are the steps to calculate payment at maturity?" on page S-3.

YOUR MAXIMUM GAIN ON THE NOTES AT MATURITY IS BETWEEN 15.75% AND 16.75%; THE BASKET RETURN IS CAPPED AT __%, WHICH IS ONE-HALF OF THE MAXIMUM GAIN ON THE NOTES.

Your payment at maturity is based on the Basket Return, which if positive will be doubled subject to the maximum gain on the Notes of between 15.75% and 16.75% (to be determined on the trade date). Since the maximum gain on the Notes is between 15.75% and 16.75%, you will not benefit from a positive Basket Return in excess of __% (which is equal to one-half of the maximum gain on the Notes).

OWNING THE NOTES IS NOT THE SAME AS OWNING THE BASKET STOCKS OR A SECURITY DIRECTLY LINKED TO THE PERFORMANCE OF THE BASKET STOCKS.

The return on your Notes will not reflect the return you would realize if you actually owned the Basket Stocks or a security directly linked to the performance of the Basket Stocks and held such investment for a similar period because:

>     the maximum gain on the Notes at maturity is between 15.75% and 16.75%;
      and

> the return for each Basket Stock will be determined without taking into consideration the value of dividends paid on those stocks.

If the Basket Return exceeds __%, your return on the Notes at maturity will be less than the return on a direct investment in the Basket Stocks without taking into account taxes and other costs related to such a direct investment.

Even if the market price of the Basket Stocks increases above the Basket Starting Level during the term of the Notes, the market value of the Notes may not increase by the same amount. It is also possible for the market price of the Basket Stocks to increase while the market value of the Notes declines.

THE MARKET VALUE OF THE NOTES MAY BE INFLUENCED BY UNPREDICTABLE FACTORS.

The market value of your Notes may fluctuate between the date you purchase them and the final valuation date, when the calculation agent will determine your payment at maturity. Several factors, many of which are beyond our control, will influence the market value of the Notes. We expect that generally the level of the Basket on any day will affect the market value of the Notes more than any other single factor. Other factors that may influence the market value of the Notes include:

--------------------------------------------------------------------------------

RISK FACTORS
--------------------------------------------------------------------------------

> the volatility of the Basket Stocks (i.e., the frequency and magnitude of changes in the market price of the Basket Stocks);

>     the composition of the Basket and changes in the Basket Stocks;

>     the market price of the Basket Stocks;

> the dividend rate paid on the Basket Stocks (while not paid to holders of the Notes, dividend payments on the Basket Stocks may influence the value of the Basket Stocks and the level of the Basket, and therefore affect the market value of the Notes);

> supply and demand for the Notes, including inventory positions with UBS Securities LLC or any other market-maker;

>     interest rates in the market;

>     the time remaining to the maturity of the Notes;

>     the creditworthiness of UBS; and

> economic, financial, political, regulatory or judicial events that affect the market price of any of the Basket Stocks or that affect stock markets generally.

THERE MAY NOT BE AN ACTIVE TRADING MARKET IN THE NOTES--SALES IN THE SECONDARY MARKET MAY RESULT IN SIGNIFICANT LOSSES.

You should be willing to hold your Notes to maturity. There may be little or no secondary market for the Notes. The Notes will not be listed or displayed on any securities exchange, the Nasdaq National Market System or any electronic communications network. UBS Securities LLC and other affiliates of UBS currently intend to make a market for the Notes, although they are not required to do so. UBS Securities LLC or any other affiliate of UBS may stop any such market-making activities at any time. Even if a secondary market for the Notes develops, it may not provide significant liquidity or trade at prices advantageous to you.

If you sell your Notes before maturity, you may have to do so at a substantial discount from the issue price, and as a result you may suffer substantial losses.

THE INCLUSION OF COMMISSIONS AND COMPENSATION IN THE ORIGINAL ISSUE PRICE IS LIKELY TO ADVERSELY AFFECT SECONDARY MARKET PRICES.

Assuming no change in market conditions or any other relevant factors, the price, if any, at which UBS Securities LLC or its affiliates are willing to purchase the notes in secondary market transactions will likely be lower than the initial public offering price, since the initial public offering price included, and secondary market prices are likely to exclude, commissions or other compensation paid with respect to the notes. In addition, any such prices may differ from values determined by pricing models used by UBS Securities LLC or its affiliates, as a result of dealer discounts, mark-ups or other transactions.

AN INVESTMENT IN THE NOTES IS SUBJECT TO RISKS ASSOCIATED WITH THE UTILITY AND POWER INDUSTRY.

The companies that make up the Basket are involved in the generation and transmission of energy. This industry is subject to comprehensive regulation by federal, state and local agencies. Utility commissions in the states where utilities operate generally possess broad powers to ensure that the needs of customers are being met and regulate many aspects of operations including site selection and construction of

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S-8

RISK FACTORS
--------------------------------------------------------------------------------

facilities, customer service and the rates that customers may be charged. As a result of the energy crisis in California and the financial troubles at a number of energy companies, the regulatory environments in which utilities operate have received an increased amount of public attention. The profitability of utility operations is dependent on their ability to recover costs related to providing energy and utility services to customers. Changes in the regulatory environment could impair the ability of these companies to recover costs historically absorbed by their customers.

The power industry is also subject to a number of environmental laws and regulations affecting many aspects of their operations. These laws and regulations generally require companies to obtain and comply with a wide variety of environmental registrations, licenses, permits, inspections and other approvals and to perform environmental remediation. The profitability of power companies could be adversely affected by revised or additional laws or regulations that result in increased compliance costs or additional operating restrictions, particularly if those costs are not fully recoverable from customers.

In addition, companies in the power industry are exposed to market and credit risks including commodity price changes, market supply shortages and interest rate changes. The impact of these variables could result in inability to fulfill contractual obligations, significantly higher energy or fuel costs relative to corresponding sales contracts or increased interest expense.

If any of these risks have a material impact on the results of operations of the companies in the Basket and the stock price of the Basket Stocks, the return on the Notes may be negative.

UBS AND ITS AFFILIATES HAVE NO AFFILIATION WITH THE ISSUERS OF THE BASKET STOCKS AND ARE NOT RESPONSIBLE FOR THEIR PUBLIC DISCLOSURE OF INFORMATION, WHETHER CONTAINED IN SEC FILINGS OR OTHERWISE

We and our affiliates are not affiliated with the issuers of the Basket Stocks in any way and we have no ability to control or predict their actions, including any corporate actions of the type that would require the calculation agent to adjust the payment to you at maturity, and have no ability to control the public disclosure of these corporate actions or any events or circumstances affecting the issuers of the Basket Stocks. The issuers of the Basket Stocks are not involved in the offering of the Notes in any way and have no obligation to consider your interest as an owner of the Notes in taking any corporate actions that might affect the market value of your Notes or your payment at maturity. The issuers of the Basket Stocks may take actions that will adversely affect the market value of the Notes.

The Notes are unsecured debt obligations of UBS only and are not obligations of the issuers of the Basket Stocks. None of the money you pay for the Notes will go to the issuers of the Basket Stocks.

This prospectus supplement relates only to the Notes and does not relate to the Basket Stocks. We have derived all information about the issuers of the Basket Stocks in this prospectus supplement from publicly available documents without independent verification.

We have not participated in the preparation of any of those documents or made any "due diligence" investigation or any inquiry of any issuer of the Basket Stocks in connection with the offering of the Notes. We do not make any representation that the publicly available documents or any other publicly available information about the issuers of the Basket Stocks are accurate or complete. Furthermore, we do not know whether the issuers of the Basket Stocks have disclosed all events occurring before the date of this prospectus supplement--including events that could affect the accuracy or completeness of the publicly available documents referred to above, the trading price of the Basket Stocks and, therefore, the stock ending price for each Basket Stock that the calculation agent will use to determine the payment we will make to you at maturity with respect to your Notes. Subsequent disclosure of any events of this kind or the disclosure of or failure to disclose material future events concerning any issuer of the Basket Stocks could affect your payment at maturity and, therefore, the market value of the Notes.

RISK FACTORS
--------------------------------------------------------------------------------

WE HAVE NO OBLIGATION TO DISCLOSE INFORMATION ABOUT THE ISSUERS OF THE BASKET STOCKS AFTER THE DATE OF THIS PROSPECTUS SUPPLEMENT

We or any of our affiliates may currently or from time to time engage in business with one or more of the issuers of the Basket Stocks, including making loans to or equity investments in the issuers of the Basket Stocks or providing advisory services to the issuers of the Basket Stocks, including merger and acquisition advisory services. In the course of that business, we or any of our affiliates may acquire non-public information about one or more issuers of the Basket Stocks. If we or any of our affiliates do acquire non-public information about one or more issuers of the Basket Stocks, we are not obligated to disclose such non-public information to you. As an investor in the Notes, you should undertake such independent investigation of each issuer of the Basket Stocks as in your judgment is appropriate to make an informed decision with respect to an investment in the Notes.

YOU HAVE LIMITED ANTIDILUTION PROTECTION

UBS Securities LLC, as calculation agent for the Notes, will, in its sole discretion, adjust the stock ratio for certain events affecting the Basket Stocks, such as stock splits and stock dividends, and certain other corporate actions involving the Basket Stocks. However, the calculation agent is not required to make an adjustment for every corporate event that can affect the Basket Stocks. For example, the calculation agent is not required to make any adjustments if the issuer of a Basket Stock or anyone else makes a partial tender offer or a partial exchange offer for that Basket Stock. Consequently, this could affect the calculation of the return for any affected Basket Stock and the market value of the Notes and the amount payable at maturity of your Notes. You should refer to "Specific Terms of the Notes--Antidilution Adjustments" on page S-29 for a description of the general circumstances in which the calculation agent will make such adjustments.

HISTORICAL PERFORMANCE OF THE BASKET STOCKS SHOULD NOT BE TAKEN AS AN INDICATION OF THEIR FUTURE PERFORMANCE DURING THE TERM OF THE NOTES

It is impossible to predict whether the market prices of the Basket Stocks will rise or fall and the amount of your payment on the Notes at maturity. The market prices of the Basket Stocks will be influenced by complex and interrelated political, economic, financial and other factors that can affect the issuers of the Basket Stocks.

TRADING AND OTHER TRANSACTIONS BY UBS OR ITS AFFILIATES IN THE BASKET STOCKS OR FUTURES, OPTIONS, OR OTHER DERIVATIVE INSTRUMENTS ON THE BASKET STOCKS MAY IMPAIR THE MARKET VALUE OF THE NOTES

As described in "Use of Proceeds and Hedging" on page S-36, we or one or more affiliates may hedge our obligations under the Notes by purchasing the Basket Stocks, futures or options on any Basket Stock or other derivative instruments with returns linked or related to changes in the performance of any Basket Stock, and we may adjust these hedges by, among other things, purchasing or selling Basket Stocks, futures, options or other derivative instruments with returns linked or related to changes in the performance of any Basket Stock at any time. Although they are not expected to, any of these hedging activities may adversely affect the market price of the relevant Basket Stocks and, therefore, the market value of the Notes. It is possible that we or one or more of our affiliates could receive substantial returns from these hedging activities while the market value of the Notes declines.

We or one or more of our affiliates may also engage in trading in the Basket Stocks and other investments relating to the Basket Stocks on a regular basis as part of our general broker-dealer and other businesses, for proprietary accounts, for other accounts under management or to facilitate transactions for customers, including block transactions. Any of these activities could adversely affect the market prices of

RISK FACTORS
--------------------------------------------------------------------------------

the Basket Stocks and, therefore, the market value of the Notes. We or one or more of our affiliates may also issue or underwrite other securities or financial or derivative instruments with returns linked or related to changes in the performance of any Basket Stock. By introducing competing products into the marketplace in this manner, we or one or more of our affiliates could adversely affect the market value of the Notes.

THE BUSINESS ACTIVITIES OF UBS OR ITS AFFILIATES MAY CREATE CONFLICTS OF
INTEREST.

As noted above, UBS and its affiliates expect to engage in trading activities related to the Basket Stocks that are not for the account of holders of the Notes or on their behalf. These trading activities may present a conflict between the holders' interest in the Notes and the interests UBS and its affiliates will have in their proprietary accounts in facilitating transactions, including block trades and options and other derivatives transactions, for their customers and in accounts under their management. These trading activities, if they influence the return of any of the Basket Stocks, could be adverse to the interests of the holders of the Notes.

UBS and its affiliates may, at present or in the future, engage in business with the issuers of the Basket Stocks, including making loans or providing advisory services to those companies. These services could include investment banking and merger and acquisition advisory services. These activities may present a conflict between the obligations of UBS AG or another affiliate of UBS AG and the interests of holders of the Notes. Moreover, UBS AG and UBS Securities LLC have published, and in the future expect to publish, research reports with respect to some or all of the issuers of the Basket Stocks. This research is modified from time to time without notice and may express opinions or provide recommendations that are inconsistent with purchasing or holding the Notes. Any of these activities by UBS AG, UBS Securities LLC or other affiliates may affect the market price of the Basket Stocks and, therefore, the market value of the Notes.

SIGNIFICANT ASPECTS OF THE TAX TREATMENT OF THE NOTES ARE UNCERTAIN.

Significant aspects of the tax treatment of the Notes are uncertain. We do not plan to request a ruling from the Internal Revenue Service or from any Swiss authorities regarding the tax treatment of the Notes, and the Internal Revenue Service or a court may not agree with the tax treatment described in this prospectus supplement. Please read carefully the section entitled "What are the tax consequences of the Notes?" in the summary section on page S-3, "Supplemental Tax Considerations" on page S-38, and the sections "U.S. Tax Considerations" and "Tax Considerations Under The Laws of Switzerland" in the accompanying prospectus. You should consult your tax advisor about your own tax situation.

THE SELECTION OF BASKET STOCKS IS NOT BASED ON UBS RESEARCH

The selection of Basket Stocks included in the Basket is not based on UBS research. Rather, the Basket Stocks consist of ten NYSE listed common stocks in the utility and power sector. Unless otherwise specified in this prospectus supplement, the Basket Stocks will not be replaced after the trade date.

YOU WILL NOT RECEIVE INTEREST PAYMENTS ON THE NOTES OR DIVIDEND PAYMENTS ON THE BASKET STOCKS OR HAVE SHAREHOLDER RIGHTS IN THE BASKET STOCKS

You will not receive any periodic interest payments on the Notes and you will not receive any dividend payments or other distributions on the Basket Stocks. As a holder of the Notes, you will not have voting rights, rights to receive dividends or other distributions, or any other rights that holders of the Basket Stocks may have. Moreover, your payment at maturity will be in cash and you will have no right to receive delivery of any Basket Stocks.

RISK FACTORS
--------------------------------------------------------------------------------

THE CALCULATION AGENT CAN POSTPONE THE FINAL VALUATION DATE FOR ANY BASKET STOCK OR THE MATURITY DATE IF A MARKET DISRUPTION EVENT OCCURS ON THE FINAL VALUATION DATE

The final valuation date for any Basket Stock may be postponed if the calculation agent determines that a market disruption event has occurred or is continuing on the final valuation date with respect to that Basket Stock. If such a postponement occurs, then the calculation agent will instead use the closing price of each of the affected Basket Stocks on the first calendar day after that day on which no market disruption event occurs or is continuing for such Basket Stock. In no event, however, will the final valuation date for any Basket Stock be postponed by more than ten business days. As a result, the maturity date for the Notes could also be postponed, although not by more than ten business days.

If the final valuation date for any Basket Stock is postponed to the last possible day, but a market disruption event occurs or is continuing with respect to such Basket Stock on that day, that day will nevertheless be the final valuation date for such Basket Stock. In such an event, the calculation agent will make a good faith estimate in its sole discretion of the closing price of such Basket Stock that would have prevailed in the absence of the market disruption event. You will not be entitled to any compensation from us or the calculation agent for any loss suffered as a result of the occurrence of a market disruption event, any resulting delay in payment or any change in the market price of any Basket Stock after on or about September 28, 2007. See "Specific Terms of the Notes--Market Disruption Event" on page S-27.

THERE ARE POTENTIAL CONFLICTS OF INTEREST BETWEEN YOU AND THE CALCULATION AGENT.

Our affiliate, UBS Securities LLC, will serve as the calculation agent. UBS Securities LLC will, among other things, decide the amount, if any, of your payment at maturity on the Notes. We may change the calculation agent after the original issue date without notice. For a fuller description of the calculation agent's role, see "Specific Terms of the Notes--Role of Calculation Agent" on page S-35. The calculation agent will exercise its judgment when performing its functions. For example, the calculation agent may have to determine whether a market disruption event affecting the Basket Stocks or the Basket has occurred or is continuing on the final valuation date. This determination may, in turn, depend on the calculation agent's judgment whether the event has materially interfered with our ability or the ability of any of our affiliates to unwind our hedge positions. Since this determination by the calculation agent will affect the payment at maturity on the Notes, the calculation agent may have a conflict of interest if it needs to make any such decision.

--------------------------------------------------------------------------------

The Contents and Valuation of the Basket of Basket Stocks

The Basket consists of ten NYSE listed common stocks in the utility and power sector. Unless otherwise specified in this prospectus supplement, the Basket Stocks will not be replaced after the trade date. Each Basket Stock is equally weighted and represents 10.00% of the Basket. Under limited circumstances, the weight of each Basket Stock will be subject to antidilution adjustments, as discussed below. See "Specific Terms of the Notes--Antidilution Adjustments" beginning on page S-29.

--------------------------------------------------------------------------------
                                                                  STOCK STARTING
                  BASKET STOCKS                 % OF THE NOTES        PRICE*
--------------------------------------------------------------------------------
Alliant Energy Corp. ........................       10.00%            $32.53
Pinnacle West Capital Corp. .................       10.00%            $39.90
Westar Energy, Inc. .........................       10.00%            $21.05
Empire District Electric Company ............       10.00%            $22.01
Energy East Corporation .....................       10.00%            $24.94
Great Plains Energy Corporation .............       10.00%            $28.12
OGE Energy Corp. ............................       10.00%            $29.40
Pepco Holdings, Inc. ........................       10.00%            $23.30
Allegheny Energy, Inc. ......................       10.00%            $34.77
Ormat Technologies, Inc. ....................       10.00%            $41.05

----------
      * SOURCE: BLOOMBERG L.P., MARCH 24, 2006. THE ACTUAL STOCK STARTING PRICE WILL BE SET ON OR ABOUT MARCH 28, 2006.

--------------------------------------------------------------------------------

Historical Performance of the Basket Stocks

Provided below is a brief description of the issuer of each Basket Stock obtained from publicly available information, as well as a table that sets forth the quarterly high, low, and closing prices for each of the Basket Stocks. The information given below is for the four calendar quarters in each of 2003, 2004 and 2005. Partial data is provided for the first calendar quarter of 2006. We obtained the trading price information set forth below from Bloomberg, L.P. without independent verification. YOU SHOULD NOT TAKE THE HISTORICAL PRICES OF THE BASKET STOCKS AS AN INDICATION OF FUTURE PERFORMANCE.

Each of the issuers of the Basket Stocks is registered under the Securities Exchange Act of 1934, as amended (the "Exchange Act"). Companies with securities registered under the Exchange Act are required to file financial and other information specified by the United States Securities and Exchange Commission (the "SEC") periodically. Information filed with the SEC can be inspected and copied at the Public Reference Section of the SEC, Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549. Copies of this material can also be obtained from the Public Reference Section, at prescribed rates. In addition, information filed by the respective issuers of the Basket Stocks with the SEC electronically can be reviewed through a web site maintained by the SEC. The address of the SEC's web site is http://www.sec.gov. Information filed with the SEC by the respective issuers of the Basket Stocks under the Exchange Act can be located by reference to its SEC file number provided below.

Information about the respective issuers of the Basket Stocks may also be obtained from other sources such as press releases, newspaper articles and other publicly disseminated documents, as well as from each issuer's website. We do not make any representation or warranty as to the accuracy or completeness of any materials referred to above, including any filings made by those issuers with the SEC.

HISTORICAL PERFORMANCE OF THE BASKET STOCKS
--------------------------------------------------------------------------------

ALLIANT ENERGY CORPORATION

According to publicly available documents, Alliant Energy Corporation ("Alliant") provides services in different energy sectors including the generation, transmission, distribution, and sale of electric energy; the purchase, distribution, transportation, and sale of natural gas and steam services and owns a portfolio of electric generating facilities with various fuel mixes, including coal, nuclear, natural gas, and renewable resources; water service; and various other energy-related products and services, including construction management services for wind farms. Alliant operates as the holding company for Interstate Power and Light Company and Wisconsin Power and Light Company. Alliant's strategic plan is based on five primary principles: a regional focus on utility operations; investments in new domestic utility generation; a focused approach to diversified operations; maintaining sustained, long-term strong financial performance with a strong balance sheet and investment grade credit ratings; and maintaining a performance culture focused on accountability and adherence to its corporate values of ethics, safety, diversity, efficiency and attention to the environment. Alliant was founded in 1917 and is headquartered in Madison, Wisconsin and its common stock is traded on the New York Stock Exchange under the symbol "LNT." Information filed with the SEC by Alliant under the Exchange Act can be located by reference to its SEC file number: 1-9894 or its CIK Code: 352541. Alliant's closing stock price on March 24, 2006 was $32.53.

--------------------------------------------------------------------------------
        QUARTER ENDING           QUARTERLY HIGH   QUARTERLY LOW  QUARTERLY CLOSE
--------------------------------------------------------------------------------
3/31/03 .......................      $18.19          $15.12           $16.07
6/30/03 .......................      $20.60          $16.18           $19.03
9/30/03 .......................      $22.69          $19.60           $22.00
12/31/03 ......................      $24.94          $22.25           $24.90
3/31/04 .......................      $26.43          $24.76           $26.06
6/30/04 .......................      $26.50          $23.76           $26.08
9/30/04 .......................      $27.34          $24.44           $24.88
12/31/04 ......................      $28.80          $25.65           $28.60
3/31/05 .......................      $28.43          $25.96           $26.78
6/30/05 .......................      $28.15          $26.15           $28.15
9/30/05 .......................      $30.39          $28.16           $29.13
12/30/05 ......................      $29.82          $25.88           $28.04
3/24/06 .......................      $33.47*         $28.68*          $32.53*

----------
* HIGH, LOW AND CLOSING PRICES ARE FOR THE PERIOD STARTING JANUARY 1, 2006 AND ENDING MARCH 24, 2006.

HISTORICAL PERFORMANCE OF THE BASKET STOCKS
--------------------------------------------------------------------------------

PINNACLE WEST CAPITAL CORPORATION

According to publicly available documents, Pinnacle West Capital Corporation ("Pinnacle West"), through its major subsidiary Arizona Public Service Company is a vertically-integrated electric utility, which provides retail and wholesale service primarily in Arizona. Its main business is the generation, transmission, and distribution of electricity in the western United States. The company provides commodity-related energy services, including direct access commodity contracts, energy procurement, and energy supply consultation. Pinnacle West further provides energy-related products and services to commercial, industrial, and institutional retail customers in the western United States. Further, Pinnacle West has investments in companies offering energy-related technologies and services. Pinnacle West was founded in 1920 and incorporated in 1985 under the laws of Arizona, where it is headquartered. Its common stock is traded on the New York Stock Exchange under the symbol "PNW." Information filed with the SEC by Pinnacle West under the Exchange Act can be located by reference to its SEC file number: 1-8962 or its CIK Code: 764622. Pinnacle West's closing stock price on March 24, 2006 was $39.90.

--------------------------------------------------------------------------------
        QUARTER ENDING          QUARTERLY HIGH   QUARTERLY LOW   QUARTERLY CLOSE
--------------------------------------------------------------------------------
3/31/03 ......................      $37.06          $29.07            $33.24
6/30/03 ......................      $39.05          $32.23            $37.45
9/30/03 ......................      $37.72          $32.96            $35.50
12/31/03 .....................      $40.24          $35.07            $40.02
3/31/04 ......................      $40.29          $37.26            $39.35
6/30/04 ......................      $41.11          $36.85            $40.39
9/30/04 ......................      $42.75          $39.79            $41.50
12/31/04 .....................      $45.41          $42.05            $44.41
3/31/05 ......................      $44.13          $41.18            $42.51
6/30/05 ......................      $45.06          $41.63            $44.45
9/30/05 ......................      $46.39          $43.21            $44.08
12/30/05 .....................      $44.77          $39.85            $41.35
3/24/06 ......................      $43.88*         $38.99*           $39.90*

----------
* HIGH, LOW AND CLOSING PRICES ARE FOR THE PERIOD STARTING JANUARY 1, 2006 AND ENDING MARCH 24, 2006.

HISTORICAL PERFORMANCE OF THE BASKET STOCKS
--------------------------------------------------------------------------------

WESTAR ENERGY, INC.

According to publicly available documents, Westar Energy, Inc. ("Westar Energy") engages in the generation, transmission, and distribution of electricity in Kansas. The company provides electricity to residential, commercial, and industrial customers in the cities of Topeka, Lawrence, Manhattan, Salina, Hutchinson, and Wichita. As of September 30, 2005, Westar Energy served approximately 659,000 customers in Kansas. It also supplies electric energy at wholesale to the electric distribution systems of 54 cities in Kansas and 4 electric co-operatives that serve rural areas of Kansas. In addition, the company is involved in energy marketing, and the purchase and sale of wholesale electricity. Westar Energy was incorporated in 1924 and is headquartered in Topeka, Kansas and its common stock is traded on the New York Stock Exchange under the symbol "WR." Information filed with the SEC by Westar Energy under the Exchange Act can be located by reference to its SEC file number: 1-3523 or its CIK code: 54507. Westar Energy's closing stock price on March 24, 2006 was $21.05.

--------------------------------------------------------------------------------
        QUARTER ENDING          QUARTERLY HIGH   QUARTERLY LOW   QUARTERLY CLOSE
--------------------------------------------------------------------------------
3/31/03 ......................      $12.94           $9.88            $12.12
6/30/03 ......................      $16.91          $12.54            $16.23
9/30/03 ......................      $18.60          $15.67            $18.45
12/31/03 .....................      $20.39          $18.65            $20.25
3/31/04 ......................      $20.96          $18.25            $20.96
6/30/04 ......................      $21.40          $18.45            $19.91
9/30/04 ......................      $21.04          $19.69            $20.20
12/31/04 .....................      $22.87          $20.20            $22.87
3/31/05 ......................      $23.75          $21.15            $21.64
6/30/05 ......................      $24.03          $21.61            $24.03
9/30/05 ......................      $24.75          $23.15            $24.13
12/30/05 .....................      $24.50          $21.31            $21.50
3/24/06 ......................      $21.77*         $20.16*           $21.05*

----------
* HIGH, LOW AND CLOSING PRICES ARE FOR THE PERIOD STARTING JANUARY 1, 2006 AND ENDING MARCH 24, 2006.

HISTORICAL PERFORMANCE OF THE BASKET STOCKS
--------------------------------------------------------------------------------

EMPIRE DISTRICT ELECTRIC COMPANY

According to publicly available documents, The Empire District Electric Company ("Empire District Electric") engages in the generation, purchase, transmission, distribution, and sale of electricity primarily in the Midwest, specifically in parts of Missouri, Kansas, Oklahoma, and Arkansas. It also provides water service within Missouri. Further, Empire District Electric has investments in certain nonregulated businesses, including fiber optics, Internet, close-tolerance custom manufacturing, and customer information system software services. As of December 31, 2004, it owned and operated water pumping facilities and distribution systems consisting of approximately 84 miles of water mains in Missouri. The company was founded in 1909 and is headquartered in Joplin, Missouri and its common stock is traded on the New York Stock Exchange under the symbol "EDE." Information filed with the SEC by Empire District Electric under the Exchange Act can be located by reference to its SEC file number: 1-3368 or its CIK code: 32689. Empire District Electric's closing stock price on March 24, 2006 was $22.01.

--------------------------------------------------------------------------------
        QUARTER ENDING          QUARTERLY HIGH   QUARTERLY LOW   QUARTERLY CLOSE
--------------------------------------------------------------------------------
3/31/03 ......................      $19.62          $17.05            $17.60
6/30/03 ......................      $22.20          $17.90            $21.75
9/30/03 ......................      $22.26          $20.95            $22.00
12/31/03 .....................      $22.44          $21.01            $21.93
3/31/04 ......................      $23.48          $21.40            $22.65
6/30/04 ......................      $22.90          $19.53            $20.11
9/30/04 ......................      $20.80          $19.55            $20.55
12/31/04 .....................      $22.96          $20.34            $22.68
3/31/05 ......................      $23.78          $21.60            $23.26
6/30/05 ......................      $24.30          $22.08            $23.96
9/30/05 ......................      $24.90          $22.39            $22.87
12/30/05 .....................      $22.81          $19.99            $20.33
3/24/06 ......................      $22.99*         $20.55*           $22.01*

----------
* HIGH, LOW AND CLOSING PRICES ARE FOR THE PERIOD STARTING JANUARY 1, 2006 AND ENDING MARCH 24, 2006.

HISTORICAL PERFORMANCE OF THE BASKET STOCKS
--------------------------------------------------------------------------------

ENERGY EAST CORPORATION

According to publicly available documents, Energy East Corporation ("Energy East") is a holding company, which operates as an energy services company in the northeast United States, specifically in New York, Connecticut, Massachusetts, Maine, and New Hampshire. The energy operations of Energy East consists primarily of regulated electricity transmission, distribution, and generation operations in upstate New York and Maine, as well as regulated natural gas transportation, storage, and distribution operations in upstate New York, Connecticut, Maine, and Massachusetts. As of December 31, 2005, it served approximately two million electricity customers and one million natural gas customers. Energy East also operates a nonutility generating company, a Federal Energy Regulatory Commission regulated liquefied natural gas peaking plant, retail energy marketing companies, a natural gas delivery company, a propane air delivery company, and an energy services company. Additionally, Energy East has a strategic alliance with BP Energy Company for natural gas supply, transportation, and storage services. Energy East is based in New Gloucester, Maine. Its common stock is traded on the New York Stock Exchange under the symbol "EAS." Information filed with the SEC by Energy East under the Exchange Act can be located by reference to its SEC file number: 1-14766 or its CIK code:
1046861. Energy East's closing stock price on March 24, 2006 was $24.94.

--------------------------------------------------------------------------------
        QUARTER ENDING          QUARTERLY HIGH   QUARTERLY LOW   QUARTERLY CLOSE
--------------------------------------------------------------------------------
3/31/03 ......................      $23.71          $17.46            $17.80
6/30/03 ......................      $21.90          $17.95            $20.76
9/30/03 ......................      $22.43          $19.40            $22.43
12/31/03 .....................      $23.50          $21.67            $22.40
3/31/04 ......................      $25.49          $22.39            $25.36
6/30/04 ......................      $25.85          $22.15            $24.25
9/30/04 ......................      $25.19          $23.68            $25.18
12/31/04 .....................      $27.01          $24.77            $26.68
3/31/05 ......................      $26.88          $25.20            $26.22
6/30/05 ......................      $30.06          $25.44            $28.98
9/30/05 ......................      $29.27          $24.90            $25.19
12/30/05 .....................      $25.67          $22.79            $22.80
3/24/06 ......................      $25.46*         $23.16*           $24.94*

----------
* HIGH, LOW AND CLOSING PRICES ARE FOR THE PERIOD STARTING JANUARY 1, 2006 AND ENDING MARCH 24, 2006.

HISTORICAL PERFORMANCE OF THE BASKET STOCKS
--------------------------------------------------------------------------------

GREAT PLAINS ENERGY CORPORATION

According to publicly available documents, Great Plains Energy Incorporated ("Great Plains Energy"), through its different subsidiaries, engages in the generation, transmission, distribution, and sale of electricity in the United States. Through one of its subsidiary, Kansas City Power & Light Co. (KCP&L), Great Plains Energy provides electricity to residences, commercial firms, industrials, municipalities, and other electric utilities to approximately 490,000 customers (as of December 31, 2004) in western Missouri and eastern Kansas. Through another subsidiary, Strategic Energy LLC, Great Plains Energy is a provider of electricity supply services for commercial, institutional, and government customers throughout the United States in California, Connecticut, Maryland, Massachusetts, Michigan, New Jersey, New York, Ohio, Pennsylvania, and Texas. Great Plains Energy is headquartered in Kansas City, Missouri and its common stock is traded on the New York Stock Exchange under the symbol "GXP." Information filed with the SEC by Great Plains Energy Corporation under the Exchange Act can be located by reference to its SEC file number: 1-32206 or its CIK code: 1143068. Great Plains Energy's closing stock price on March 24, 2006 was $28.12.

--------------------------------------------------------------------------------
        QUARTER ENDING          QUARTERLY HIGH   QUARTERLY LOW   QUARTERLY CLOSE
--------------------------------------------------------------------------------
3/31/03 ......................      $24.75          $21.77            $23.87
6/30/03 ......................      $30.30          $23.97            $28.88
9/30/03 ......................      $30.75          $27.38            $30.32
12/31/03 .....................      $32.60          $30.65            $31.82
3/31/04 ......................      $35.29          $31.66            $33.79
6/30/04 ......................      $34.36          $29.23            $29.70
9/30/04 ......................      $31.71          $28.62            $29.15
12/31/04 .....................      $30.71          $28.17            $30.28
3/31/05 ......................      $31.61          $29.56            $30.58
6/30/05 ......................      $32.25          $29.77            $31.89
9/30/05 ......................      $32.63          $29.80            $29.91
12/30/05 .....................      $30.23          $27.27            $27.96
3/24/06 ......................      $29.32*         $27.89*           $28.12*

----------
* HIGH, LOW AND CLOSING PRICES ARE FOR THE PERIOD STARTING JANUARY 1, 2006 AND ENDING MARCH 24, 2006.

HISTORICAL PERFORMANCE OF THE BASKET STOCKS
--------------------------------------------------------------------------------

OGE ENERGY CORPORATION

According to publicly available documents, OGE Energy Corporation ("OGE Energy") operates as an energy and energy services provider that offers delivery and management of electricity and natural gas primarily in the south central United States. The company, through its subsidiary, Oklahoma Gas and Electric Company, engages in the generation, transmission, distribution, and sale of electric energy in Oklahoma and western Arkansas. OGE Energy, through Enogex, Inc., operates in the natural gas pipeline segment. As of December 31, 2004, OGE energy provided electricity to approximately 1.9 million customers and operated approximately 8,200 miles of intrastate gas gathering and transportation pipelines. OGE Energy and its subsidiaries had 3,044 employees as of December 31, 2004. OGE Energy was incorporated in 1995 in Oklahoma and is based in Oklahoma City, Oklahoma and its common stock is traded on the New York Stock Exchange under the symbol "OGE." Information filed with the SEC by OGE Energy under the Exchange Act can be located by reference to its SEC file number:
1-12579 or its CIK code: 1021635. OGE Energy's closing stock price on March 24, 2006 was $29.40.

--------------------------------------------------------------------------------
        QUARTER ENDING          QUARTERLY HIGH   QUARTERLY LOW   QUARTERLY CLOSE
--------------------------------------------------------------------------------
3/31/03 ......................      $19.20          $16.51            $17.97
6/30/03 ......................      $21.94          $17.50            $21.37
9/30/03 ......................      $22.68          $19.79            $22.59
12/31/03 .....................      $24.30          $22.12            $24.19
3/31/04 ......................      $26.44          $23.20            $26.44
6/30/04 ......................      $26.70          $23.08            $25.47
9/30/04 ......................      $26.45          $24.32            $25.23
12/31/04 .....................      $26.79          $25.37            $26.51
3/31/05 ......................      $27.39          $25.32            $26.95
6/30/05 ......................      $28.94          $26.32            $28.94
9/30/05 ......................      $30.38          $28.08            $28.10
12/30/05 .....................      $28.45          $24.67            $26.79
3/24/06 ......................      $29.40*         $26.42*           $29.40*

----------
* HIGH, LOW AND CLOSING PRICES ARE FOR THE PERIOD STARTING JANUARY 1, 2006 AND ENDING MARCH 24, 2006.

HISTORICAL PERFORMANCE OF THE BASKET STOCKS
--------------------------------------------------------------------------------

PEPCO HOLDINGS, INC.

According to publicly available documents, Pepco Holdings, Inc., ("Pepco Holdings") through its subsidiaries, operates as a diversified energy company and primarily engages in two businesses: a Power Delivery business, which includes electricity and natural gas delivery and a Competitive Energy business, which includes competitive energy generation, marketing and supply. The Power Delivery business consists of the transmission and distribution of electricity, and the distribution of natural gas in all or parts of Delaware, Maryland, New Jersey, Ohio, Pennsylvania, Virginia, West Virginia, and the District of Columbia. The Competitive Energy business provides non-regulated generation, marketing, and supply of electricity and gas, and related energy management services, within the mid-Atlantic region. It offers wholesale electric power, capacity, and ancillary services in the wholesale markets, and supplies electricity to other wholesale market participants under long-term bilateral contracts. Pepco Holdings also sells natural gas and fuel oil to end-users of the product and to wholesale market participants, as well as retail electricity and natural gas to residential, commercial, industrial, and governmental customers. In addition, the Competitive Energy business provides integrated energy management services, including energy-efficiency contracting, development and construction of green power facilities, central plant and other equipment operation and maintenance, fuel management, and home service agreements for residential customers. Further, it offers high voltage construction and maintenance services to utilities and other customers throughout the United States; and low voltage electric and telecommunication construction, and maintenance services in the Washington, D.C. area, where it is headquartered. Pepco Holdings was founded in 1896 and its common stock is traded on the New York Stock Exchange under the symbol "POM." Information filed with the SEC by PEPCO under the Exchange Act can be located by reference to its SEC file number:
1-31403 or its CIK code: 1135971. Pepco Holdings' closing stock price on March 24, 2006 was $23.30.

--------------------------------------------------------------------------------
        QUARTER ENDING         QUARTERLY HIGH   QUARTERLY LOW   QUARTERLY CLOSE
--------------------------------------------------------------------------------
3/31/03 ......................     $20.56          $16.89            $17.40
6/30/03 ......................     $20.44          $16.18            $19.16
9/30/03 ......................     $19.65          $16.79            $17.28
12/31/03 .....................     $19.54          $17.44            $19.54
3/31/04 ......................     $21.71          $19.12            $20.44
6/30/04 ......................     $20.62          $17.04            $18.28
9/30/04 ......................     $20.64          $17.95            $19.90
12/31/04 .....................     $21.60          $20.07            $21.32
3/31/05 ......................     $22.93          $20.43            $20.99
6/30/05 ......................     $24.00          $20.78            $23.94
9/30/05 ......................     $24.36          $22.01            $23.27
12/30/05 .....................     $23.68          $20.51            $22.37
3/24/06 ......................     $24.16*         $22.76*           $23.30*

----------
* HIGH, LOW AND CLOSING PRICES ARE FOR THE PERIOD STARTING JANUARY 1, 2006 AND ENDING MARCH 24, 2006.

HISTORICAL PERFORMANCE OF THE BASKET STOCKS
--------------------------------------------------------------------------------

ALLEGHENY ENERGY, INC.

According to publicly available documents, Allegheny Energy, Inc. ("Allegheny Energy") operates through both directly and indirectly owned subsidiaries, engages in the ownership and operation of electric generation facilities, as well as in the delivery of electric and natural gas services. The company operates through two segments, Delivery and Services, and Generation and Marketing. The Delivery and Services segment operates electric and natural gas public utility systems and also includes telecommunications and unregulated energy-related projects. The Generation and Marketing segment owns, operates, and controls electric generation facilities, as well as purchases and sells energy and energy-related commodities. Allegheny Energy offers its services to customers throughout the eastern portion of the United States, specifically in Pennsylvania, West Virginia, Maryland, Virginia, and Ohio. The company was incorporated in 1925 and is headquartered in Greensburg, Pennsylvania and its common stock is traded on the New York Stock Exchange under the symbol "AYE." Information filed with the SEC by Allegheny under the Exchange Act can be located by reference to its SEC file number: 1-267 or its CIK code: 3673. Allegheny's closing stock price on March 24, 2006 was $34.77.

--------------------------------------------------------------------------------
        QUARTER ENDING          QUARTERLY HIGH   QUARTERLY LOW   QUARTERLY CLOSE
--------------------------------------------------------------------------------
3/31/03 ......................      $10.30           $4.82             $6.21
6/30/03 ......................       $9.69           $6.26             $8.45
9/30/03 ......................       $9.60           $7.20             $9.14
12/31/03 .....................      $12.95           $9.35            $12.76
3/31/04 ......................      $13.85          $12.03            $13.71
6/30/04 ......................      $15.41          $13.30            $15.41
9/30/04 ......................      $16.08          $14.14            $15.96
12/31/04 .....................      $20.11          $16.00            $19.71
3/31/05 ......................      $21.22          $18.48            $20.66
6/30/05 ......................      $25.67          $21.08            $25.22
9/30/05 ......................      $30.99          $25.67            $30.72
12/30/05 .....................      $32.05          $26.68            $31.65
3/24/06 ......................      $36.22*         $32.00*           $34.77*

----------
* HIGH, LOW AND CLOSING PRICES ARE FOR THE PERIOD STARTING JANUARY 1, 2006 AND ENDING MARCH 24, 2006.

HISTORICAL PERFORMANCE OF THE BASKET STOCKS
--------------------------------------------------------------------------------

ORMAT TECHNOLOGIES, INC.

According to publicly available documents, Ormat Technologies, Inc. ("Ormat") engages in the design, development, building, ownership, and operation of geothermal power plants and recovered energy-based power plants. Its products and services include power units for geothermal power plants and recovered energy-based power generation; remote power units and other generators; engineering, procurement, and construction of power plants; and operation and maintenance of power plants. As of June 30, 2005, Ormat had a 21% ownership interest in Orzunil I de Electricidad, Limitada in the Province of Quetzaltenango, Guatemala, as well as, a 50% interest in the Mammoth Project, which comprised three geothermal power plants in Mammoth Lakes, California. The Mammoth Project is one of Ormat's projects in operation in the United States with a total generating capacity of Ormat of approximately 229 MW. All current domestic projects are located in California, Nevada and Hawaii. Ormat operates and maintains the geothermal power plants under an operating and maintenance agreement. In addition to the geothermal energy power generation business, Ormat has developed and continues to develop products that produce electricity from recovered energy, also known as "waste heat." Ormat was founded in 1965 and is headquartered in Sparks, Nevada. Ormat operates as a subsidiary of Ormat Industries and its common stock is traded on the New York Stock Exchange under the symbol "ORA." Information filed with the SEC by Ormat under the Exchange Act can be located by reference to its SEC file number: 1-32347 or its CIK code:
1296445. Ormat's closing stock price on March 24, 2006 was $41.05.

--------------------------------------------------------------------------------
        QUARTER ENDING          QUARTERLY HIGH   QUARTERLY LOW   QUARTERLY CLOSE
--------------------------------------------------------------------------------
12/31/04 .....................      $18.30*         $15.00*           $16.28*
3/31/05 ......................      $16.20          $14.98            $15.66
6/30/05 ......................      $19.10          $13.91            $19.10
9/30/05 ......................      $23.89          $18.47            $22.13
12/30/05 .....................      $28.77          $19.30            $26.14
3/24/06 ......................      $43.42**        $27.75**          $41.05**

----------
* ORMAT TECHNOLOGIES, INC. BEGAN TRADING ON THE NEW YORK STOCK EXCHANGE ON NOVEMBER 10, 2004.
** HIGH, LOW AND CLOSING PRICES ARE FOR THE PERIOD STARTING JANUARY 1, 2006 AND ENDING MARCH 24, 2006.

--------------------------------------------------------------------------------

Valuation of the Notes

AT MATURITY. Your cash payment at maturity is based on the Basket Return. If the Basket Return is positive, the Basket Return will be doubled, subject to a maximum gain on the Notes of between 15.75% and 16.75% (to be determined on the trade date). Therefore, the maximum payment at maturity for each $10.00 principal amount of the Notes will be between $11.575 and $11.675. The Notes are fully exposed to any decline in the level of the Basket and a negative Basket Return will reduce your cash payment at maturity below your principal amount. You may lose some or all of your investment if the Basket level declines. For a description of how your payment at maturity will be calculated, see "What are the steps to calculate payment at maturity?" on page S-3 and "Specific Terms of the Notes--Payment at Maturity" on page S-26.

PRIOR TO MATURITY. You should understand that the market value of the Notes prior to maturity will be affected by several factors, many of which are beyond our control. We expect that, generally, the level of the Basket on any day will affect the market value of the Notes more than any other single factor. Other factors that may influence the market value of the Notes include supply and demand for the Notes, the volatility of the Basket Stocks, the level of interest rates and other economic conditions, as well as the perceived creditworthiness of UBS. See "Risk Factors" beginning on page S-7 for a discussion of the factors that may influence the market value of the Notes prior to maturity.

--------------------------------------------------------------------------------

Specific Terms of the Notes

In this section, references to "holders" mean those who own the Notes registered in their own names, on the books that we or the trustee maintain for this purpose, and not those who own beneficial interests in the Notes registered in street name or in the Notes issued in book-entry form through The Depository Trust Company or another depositary. Owners of beneficial interests in the Notes should read the section entitled "Legal Ownership and Book-Entry Issuance" in the accompanying prospectus.

The Notes are part of a series of debt securities entitled "Medium Term Notes, Series A" that we may issue under the indenture from time to time. This prospectus supplement summarizes specific financial and other terms that apply to the Notes. Terms that apply generally to all Medium Term Notes, Series A are described in "Description of Debt Securities We May Offer" in the accompanying prospectus. The terms described here (i.e., in this prospectus supplement) supplement those described in the accompanying prospectus and, if the terms described here are inconsistent with those described there, the terms described here are controlling.

Please note that the information about the price to the public and the net proceeds to UBS on the front cover of this prospectus supplement relates only to the initial sale of the Notes. If you have purchased the Notes in a market-making transaction after the initial sale, information about the price and date of sale to you will be provided in a separate confirmation of sale.

We describe the terms of the Notes in more detail below. References to the "Basket" means the basket of ten NYSE listed common stocks in the power and utility sector.

COUPON

We will not pay you interest during the term of the Notes.

DENOMINATION

Your minimum investment is 10,000 Notes at a principal amount of $10.00 per Note (a minimum purchase price of $100,000). Purchases in excess of the minimum amount may be made in integrals of one Note at a principal amount of $10.00 per Note. Purchases and sales made in the secondary market are not subject to the minimum investment of 10,000 Notes.

PAYMENT AT MATURITY

You will receive a cash payment at maturity that is based on the Basket Return. If the Basket Return is positive, the Basket Return will be doubled, subject to a maximum gain on the Notes of between 15.75% and 16.75% (to be determined on the trade date). Therefore, the maximum payment at maturity for each $10 principal amount of the Notes will be between $11.575 and $11.675. The Notes are fully exposed to any decline in the level of the Basket and a negative Basket Return will reduce your cash payment at maturity below the principal amount of your Notes. YOU MAY LOSE SOME OR ALL OF YOUR INVESTMENT IF THE BASKET RETURN IS NEGATIVE.

For each $10 principal amount of the Notes, we will pay you in cash an amount equal to $10 plus the Adjusted Basket Return multiplied by $10.

The "Basket Ending Level" will be determined by the calculation agent on each of the last five business days during the term of the Notes up to and including the final valuation date and will be equal to the sum of the products of (i) the stock ratio of each Basket Stock and (ii) the stock ending price of each Basket Stock.

The "stock ratio" of each Basket Stock will be equal to the initial weighting of each Basket Stock, which is 10% of the Basket Starting Level divided by the stock starting price of each Basket Stock. This ratio will not change except in the event of certain extraordinary transactions involving the issuer of the common stock. See "Specific Terms of the Notes--Antidilution Adjustments" beginning on page S-29.

SPECIFIC TERMS OF THE NOTES
--------------------------------------------------------------------------------

The "stock starting price" of each Basket Stock will be equal to the closing market price of the applicable Basket Stock on its principal market on the trade date and the "stock ending price" is the closing market price of the applicable Basket Stock on its principal market on the final valuation date.

The Average Basket Ending Level is the arithmetic average of the basket ending levels on each of the last five business days during the term of the Notes, up to and including September 24, 2007, (the "final valuation date").

The "Basket Return,"which may be positive or negative, is the difference between the Average Basket Ending Level and the Basket Starting Level, expressed as a percentage and calculated as follows:

                      Average Basket Ending Level - Basket Starting Level Basket Return = ---------------------------------------------------
                                    Basket Starting Level

where the "Basket Starting Level" will be set on the trade date at 100.

The "Adjusted Basket Return" will be based on the Basket Return, which may be positive or negative. If the Basket Return is positive, it will be doubled to calculate the Adjusted Basket Return, subject to a maximum gain on the Notes of between 15.75% and 16.75%. If the Basket Return is zero or negative, the Adjusted Basket Return will be equal to the Basket Return.

The payment at maturity for each Note will be calculated as follows:

      Payment at maturity = principal amount of the Note + (principal amount of the Note x Adjusted Basket Return)

See "What are the steps to calculate payment at maturity?" on page S-3.

MATURITY DATE

The maturity date will be on or about September 28, 2007 (a term of 18 months), unless that day is not a business day, in which case the maturity date will be the next following business day. If the fifth business day before this applicable day does not qualify as the final valuation date as determined in accordance with "--Final Valuation Date" below for all Basket Stocks, then the maturity date will be the fifth business day following such final valuation date for any Basket Stock. The calculation agent may postpone the final valuation date for any Basket Stock--and therefore the maturity date--if a market disruption event occurs or is continuing on a day that would otherwise be the final valuation date for any Basket Stock. We describe market disruption events under "--Market Disruption Event" below.

FINAL VALUATION DATE

The final valuation date will be on or about September 24, 2007, unless the calculation agent determines that a market disruption event occurs or is continuing on that day or has occurred on either of the two immediately preceding business days for any Basket Stock. In that event, the final valuation date for such Basket Stocks will be the first following business day on which the calculation agent determines that a market disruption event does not occur and is not continuing and has not occurred on either of the two immediately preceding business days, for the affected Basket Stock. In no event, however, will the final valuation date for the Notes be postponed by more than 10 business days.

MARKET DISRUPTION EVENT

The calculation agent will determine the Basket Ending Level on the final valuation date. As described above, the final valuation date may be postponed, and thus the determination of the Basket ending level may be postponed if the calculation agent determines that, on the final valuation date, a market disruption event has occurred or is continuing for any Basket Stock. If such a postponement occurs, the

SPECIFIC TERMS OF THE NOTES
--------------------------------------------------------------------------------

calculation agent will use the closing level of the Basket on the first business day on which no market disruption event occurs or is continuing. In no event, however, will the determination of the Basket Ending Level be postponed by more than ten business days.

If the determination of the Basket Ending Level is postponed to the last possible day, but a market disruption event occurs or is continuing on that day, that day will nevertheless be the date on which the Basket Ending Level will be determined by the calculation agent. In such an event, the calculation agent will make a good faith estimate in its sole discretion of the Basket ending level that would have prevailed in the absence of the market disruption event.

Any of the following will be a market disruption event:

> a suspension, absence or material limitation of trading in any Basket Stock for more than two hours or during the one-half hour before the close of trading in that market, as determined by the calculation agent in its sole discretion;

> a suspension, absence or material limitation of trading in option or futures contracts relating to any Basket Stock in the primary market for those contracts for more than two hours of trading or during the one-half hour before the close of trading in that market, as determined by the calculation agent in its sole discretion;

> any Basket Stock does not trade on the New York Stock Exchange, the American Stock Exchange, the Nasdaq National Market System or the primary market for that Basket Stock, as determined by the calculation agent in its sole discretion; or

> in any other event, if the calculation agent determines in its sole discretion that the event materially interferes with our ability or the ability of any of our affiliates to unwind all or a material portion of a hedge with respect to the Notes that we or our affiliates have effected or may effect as described below under "Use of Proceeds and Hedging."

The following events will not be market disruption events:

> a limitation on the hours or numbers of days of trading, but only if the limitation results from an announced change in the regular business hours of the relevant market; or

> a decision to permanently discontinue trading in the option or futures contracts relating to any Basket Stocks.

For this purpose, an "absence of trading" in the primary securities market on which option or futures contracts related to any Basket Stocks are traded will not include any time when that market is itself closed for trading under ordinary circumstances.

DELISTING OR SUSPENSION OF TRADING OF THE BASKET STOCKS

If any Basket Stock is delisted or trading of any Basket Stock is suspended and a major U.S. exchange or market lists or approves for trading successor securities, the calculation agent may determine in its sole discretion that such successor securities are comparable to such Basket Stock (a "successor share") and adjust the Basket by replacing such Basket Stock with such successor share.

If the successor shares that the calculation agent determines to be comparable to the Basket Stocks are not listed or approved for trading on a major U.S. exchange or market at maturity, the calculation agent may determine, in its sole discretion, the value of such successor shares.

In both of the cases described above, the calculation agent will, in its sole discretion, determine the stock ending price for any applicable successor shares on the final valuation date and the stock ratio of the

SPECIFIC TERMS OF THE NOTES
--------------------------------------------------------------------------------

successor Basket Stock.

If any Basket Stock is delisted or trading of any Basket Stock is suspended, and the calculation agent determines in its sole discretion that no successor shares for such Basket Stock exist, the calculation agent may determine, in its sole discretion, the stock ending price for such Basket Stock.

If the calculation agent does not add a successor share, the stock ratio would be adjusted for each remaining Basket Stock.

ANTIDILUTION ADJUSTMENTS

The amount payable at maturity of the Notes will be based on the closing price of each of the Basket Stocks on the final valuation date. The calculation agent will adjust the stock ratio, if an event described below occurs and the calculation agent determines that such event has a diluting or concentrative effect on the theoretical value of such Basket Stock.

Below you will find examples of how certain corporate actions and other events may lead to adjustments to the stock ratio. In each case where the stock ratio changes, the starting stock price will generally also change. The initial stock ratio for each Basket Stock for purposes of these adjustments is calculated as follows:

                        stock ratio =     100 x 10.00%
                                      --------------------
                                      stock starting price

If applicable, the stock starting price will be adjusted by the calculation agent by multiplying the prior stock starting price by a fraction whose numerator is the prior stock ratio and whose denominator is the new stock ratio.

        adjusted                prior         prior stock ratio per Basket Stock
stock starting price = stock starting price x ----------------------------------
                                               new stock ratio per Basket Stock

The adjustments described below do not cover all events that could affect the value of the Notes. We describe the risks relating to dilution under "Risk Factors--You have limited antidilution protection" on page S-10.

HOW ADJUSTMENTS WILL BE MADE

If one of the events described below occurs and the calculation agent determines that the event has a diluting or concentrative effect on the theoretical value of any Basket Stock, the calculation agent will calculate a corresponding adjustment to the stock ratio as the calculation agent deems appropriate to account for that diluting or concentrative effect. For example, if an adjustment is required because of a two-for-one stock split, then the stock ratio will be adjusted to double the prior stock ratio to compensate for the corresponding split-adjusted decrease in the market price per share of the Basket Stock.

The calculation agent will also determine the effective date of that adjustment and the substitution in the Basket of any Basket Stock, if applicable, in the event of consolidation or merger. Upon making any such adjustment, the calculation agent will give notice as soon as practicable to the trustee, stating the adjustment to the stock ratio.

If more than one event requiring adjustment occurs, the calculation agent will make such an adjustment for each event in the order in which the events occur, and on a cumulative basis. Thus, for each Basket Stock having adjusted the stock ratio for the first event, the calculation agent will adjust the stock ratio

SPECIFIC TERMS OF THE NOTES
--------------------------------------------------------------------------------

for the second event, applying the required adjustment to the stock ratio as already adjusted for the first event, and so on for any subsequent events.

For any dilution event described below, other than a consolidation or merger, the calculation agent will not be required to adjust the stock ratio unless the adjustment would result in a change to the stock ratio of at least 0.1% in the stock ratio that would apply without the adjustment. The stock ratio resulting from any adjustment will be rounded up or down, as appropriate, to the nearest one-hundred thousandth percent.

If an event requiring antidilution adjustment occurs, the calculation agent will make any adjustments with a view to offsetting, to the extent practical, any change in your economic position relative to the Notes, that results solely from that event. The calculation agent may, in its sole discretion, modify any antidilution adjustments as necessary to ensure an equitable result.

The calculation agent will make all determinations with respect to antidilution adjustments, including any determination as to whether an event requiring adjustment has occurred, as to the nature of the adjustment required and how it will be made or as to the value of any property distributed in a reorganization event with respect to those Notes, and will do so in its sole discretion. In the absence of manifest error, those determinations will be conclusive for all purposes and will be binding on you and us, without any liability on the part of the calculation agent. You will not be entitled to any compensation from us for any loss suffered as a result of any of the above determinations by the calculation agent. The calculation agent will provide information about any adjustments it makes upon your written request.

The following events are those that may require an antidilution adjustment of the stock ratio:

> a subdivision, consolidation or reclassification of any Basket Stock or a free distribution or dividend of any Basket Stock to existing holders of any Basket Stock by way of bonus, capitalization or similar issue;

>     a distribution or dividend to existing holders of any Basket Stock of:

      >     additional shares of such Basket Stock,

      > other share capital or securities granting the right to payment of dividends and/or the proceeds of liquidation of the issuer of such Basket Stock equally or proportionately with such payments to holders of such Basket Stock, or

      > any other type of securities, rights or warrants in any case for payment (in cash or otherwise) at less than the prevailing market price as determined by the calculation agent;

> the declaration by any issuer of any Basket Stock of an extraordinary or special dividend or other distribution whether in cash or shares of such Basket Stock or other assets;

> a repurchase by an issuer of any Basket Stock of such Basket Stock whether out of profits or capital and whether the consideration for such repurchase is cash, securities or otherwise;

> a consolidation or merger of an issuer of a Basket Stock with another company; or

> any other similar event that may have a diluting or concentrative effect on the theoretical value of any Basket Stock.

STOCK SPLITS

A stock split is an increase in the number of a corporation's outstanding shares of stock without any

SPECIFIC TERMS OF THE NOTES
--------------------------------------------------------------------------------

change in its stockholders' equity. Each outstanding share is worth less as a result of a stock split.

If any Basket Stock is subject to a stock split, then once such split has become effective, the calculation agent will adjust the stock ratio to equal the product of the prior stock ratio for such Basket Stock and the number of shares issued in such stock split with respect to one share of such Basket Stock.

REVERSE STOCK SPLITS

A reverse stock split is a decrease in the number of a corporation's outstanding shares of stock without any change in its stockholders' equity. Each outstanding share is worth more as a result of a reverse stock split.

If any Basket Stock is subject to a reverse stock split, then once such split has become effective, the calculation agent will adjust the stock ratio to equal the product of the prior stock ratio for such Basket Stock and the number of shares issued in such reverse stock split with respect to one share of such Basket Stock.

STOCK DIVIDENDS

A stock dividend results when a corporation issues additional shares of its stock to all holders of its outstanding stock in proportion to the shares they own. Each outstanding share is worth less as a result of a stock dividend.

If the Basket Stock is subject to a stock dividend payable in shares of such Basket Stock that is given ratably to all holders of shares of such Basket Stock, or to a distribution of such Basket Stock, as a result of the triggering of any provision of the corporate charter of such Basket Stock then once the dividend has become effective the calculation agent will adjust the stock ratio for such Basket Stock on the ex-dividend date to equal the sum of the prior stock ratio plus the product of the number of shares issued with respect to one share of such Basket Stock and the prior stock ratio for such Basket Stock. The ex-dividend date for any dividend or other distribution is the first day on and after which such Basket Stock trades without the right to receive that dividend or distribution.

OTHER DIVIDENDS AND DISTRIBUTIONS

The stock ratio will not be adjusted to reflect dividends or other distributions paid with respect to any Basket Stock, other than:

>     stock dividends described above,

> issuances of transferable rights and warrants with respect to any Basket Stock described in "--Transferable Rights and Warrants" below,

> distributions that are spin-off events described in "--Reorganization Events" below, and

>     extraordinary dividends described below.

A dividend or other distribution with respect to any Basket Stock will be deemed to be an extraordinary dividend if its per share value exceeds that of the immediately preceding non-extraordinary dividend, if any, for such Basket Stock by an amount equal to at least 10% of the closing price of that Basket Stock on the business day before the ex-dividend date. The ex-dividend date for any dividend or other distribution is the first day on which the Basket Stock trades without the right to receive that dividend or distribution.

If an extraordinary dividend occurs, then once the extraordinary dividend has become effective the calculation agent will adjust the stock ratio for such Basket Stock on the ex-dividend date to equal the product of the prior stock ratio for such Basket Stock and a fraction, the numerator of which is the base closing price of such Basket Stock on the trading day preceding the ex-dividend date and the denominator of which is the amount by which the base closing price of such Basket Stock on the trading

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SPECIFIC TERMS OF THE NOTES
--------------------------------------------------------------------------------

day preceding the ex-dividend date exceeds the extraordinary dividend.

Notwithstanding anything herein, the initiation by the issuer of any Basket Stock of an ordinary dividend on such Basket Stock will not constitute an extraordinary dividend requiring an adjustment.

To the extent an extraordinary dividend is not paid in cash, the value of the non-cash component will be determined by the calculation agent in its sole discretion. A distribution on any Basket Stock that is a dividend payable on such Basket Stock that is also an extraordinary dividend, or an issuance of rights or warrants with respect to the Basket Stocks that is also an extraordinary dividend will result in an adjustment to the number of shares per Basket Stock only as described in "--Stock Dividends" above, or "--Transferable Rights and Warrants" or "--Reorganization Events" below, as the case may be, and not as described here.

TRANSFERABLE RIGHTS AND WARRANTS

If the issuer of any Basket Stock issues transferable rights or warrants to all holders of such Basket Stock to subscribe for or purchase such Basket Stock at an exercise price per share that is less than the closing price of such Basket Stock on the business day before the ex-dividend date for issuance, then the stock ratio will be adjusted to equal the product of the prior stock ratio for such Basket Stock and the following fraction:

> the numerator will be the number of shares of such Basket Stock outstanding at the close of business on the day before that ex-dividend date plus the number of additional shares of such Basket Stock offered for subscription or purchase under those transferable rights or warrants, and

> the denominator will be the number of shares of such Basket Stock outstanding at the close of business on the day before that ex-dividend date plus the product of (1) the total number of additional shares of such Basket Stock offered for subscription or purchase under the transferable rights or warrants and (2) the exercise price of those transferable rights or warrants divided by the closing price on the business day before that ex-dividend date.

REORGANIZATION EVENTS

Each of the following is a reorganization event with respect to a particular Basket Stock:

>     the Basket Stock is reclassified or changed,

> the issuer of the Basket Stock has been subject to a merger, consolidation or other combination and either is not the surviving entity or is the surviving entity but all of the outstanding shares of such Basket Stock is exchanged for or converted into other property,

> a statutory share exchange involving the outstanding shares of such Basket Stock and the securities of another entity occurs, other than as part of an event described above,

> the issuer of the Basket Stock sells or otherwise transfers its property and assets as an entirety or substantially as an entirety to another entity,

> the issuer of the Basket Stock effects a spin-off, that is, issues to all holders of its Basket Stock the equity securities of another issuer, other than as part of an event described above,

> the issuer of the Basket Stock is liquidated, dissolved or wound up or is subject to a proceeding under any applicable bankruptcy, insolvency or other similar law, or

> another entity completes a tender or exchange offer for all the outstanding shares of such Basket

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SPECIFIC TERMS OF THE NOTES
--------------------------------------------------------------------------------

      Stock.

ADJUSTMENTS FOR REORGANIZATION EVENTS

If a reorganization event occurs with respect to a Basket Stock, then the calculation agent will adjust the stock ratio to reflect the amount and type of property or properties--whether it be cash, securities, other property or a combination--that represents the value the holder of the Basket Stock would have been entitled to or would hold after the reorganization event has occurred. We refer to this new property as the distribution property.

For the purpose of making an adjustment required by a reorganization event, the calculation agent, in its sole discretion, will determine the value of each type of distribution property. For any distribution property consisting of a security, the calculation agent will use the closing price of the security on the relevant exchange notice date. The calculation agent may value other types of property in any manner it determines, in its sole discretion, to be appropriate. If a holder of the applicable Basket Stock may elect to receive different types or combinations of types of distribution property in the reorganization event, the distribution property will consist of the types and amounts of each type distributed to a holder that makes no election, as determined by the calculation agent in its sole discretion.

If a reorganization event occurs with respect to a Basket Stock and the calculation agent adjusts the new stock ratio to consist of distribution property distributed in the event as described above, the calculation agent will make further antidilution adjustments for later events that affect the distribution property, or any component of the distribution property, comprising the new stock ratio. The calculation agent will do so to the same extent that it would make adjustments if the applicable Basket Stock were outstanding and were affected by the same kinds of events. If a subsequent reorganization event affects only a particular component of the stock ratio, the required adjustment will be made with respect to that component, as if it alone were the stock ratio.

For example, if an issuer of a Basket Stock merges into another company and each share of the relevant Basket Stock is converted into the right to receive two common shares of the surviving company and a specified amount of cash, the stock ratio will be adjusted to consist of two common shares of the surviving company and the specified amount of cash. The calculation agent will adjust the common share component of the stock ratio to reflect any later stock split or other event, including any later reorganization event, that affects the common shares of the surviving company, to the extent described in this section entitled "--Antidilution Adjustments," as if the common shares were the particular
Basket Stock. In that event, the cash component will not be adjusted but will continue to be a component of the stock ratio (with no interest adjustment). Consequently, the final particular Basket return will include the final value of the two shares of the surviving company and the cash.

In this prospectus supplement, references to the calculation agent adjusting the stock ratio in respect of a dilution event means that the calculation agent will adjust the stock ratio in the manner described in this subsection if the dilution event is a reorganization event. If a reorganization event occurs, the distribution property distributed in the event will be substituted for the relevant Basket Stock as described above. Consequently, in this prospectus supplement, references to a Basket Stock mean any distribution property that is distributed in a reorganization event and comprises the stock ratio. Similarly, references to an issuer of a Basket Stock mean any successor entity in a reorganization event with respect to that issuer.

The starting stock price will also be adjusted as described above.

REDEMPTION PRICE UPON OPTIONAL TAX REDEMPTION

We have the right to redeem the Notes in the circumstances described under "Description of Debt Securities We May Offer--Optional Tax Redemption" in the accompanying prospectus. If we exercise

SPECIFIC TERMS OF THE NOTES
--------------------------------------------------------------------------------

this right, the redemption price of the Notes will be determined by the calculation agent in a manner reasonably calculated to preserve your and our relative economic position.

DEFAULT AMOUNT ON ACCELERATION

If an event of default occurs and the maturity of the Notes is accelerated, we will pay the default amount in respect of the principal of the Notes at maturity. We describe the default amount below under "--Default Amount."

For the purpose of determining whether the holders of our Series A medium-term notes, of which the Notes are a part, are entitled to take any action under the indenture, we will treat the outstanding principal amount of the Notes as the outstanding principal amount of that Note. Although the terms of the Notes may differ from those of the other Series A medium-term notes, holders of specified percentages in principal amount of all Series A medium-term notes, together in some cases with other series of our debt securities, will be able to take action affecting all the Series A medium-term notes, including the Notes. This action may involve changing some of the terms that apply to the Series A medium-term notes, accelerating the maturity of the Series A medium-term notes after a default or waiving some of our obligations under the indenture. We discuss these matters in the attached prospectus under "Description of Debt Securities We May Offer--Default, Remedies and Waiver of Default" and "Description of Debt Securities We May Offer--Modification and Waiver of Covenants."

DEFAULT AMOUNT

The default amount for the Notes on any day will be an amount, in U.S. Dollars for the principal of the Notes, equal to the cost of having a qualified financial institution, of the kind and selected as described below, expressly assume all our payment and other obligations with respect to the Notes as of that day and as if no default or acceleration had occurred, or to undertake other obligations providing substantially equivalent economic value to you with respect to the Notes. That cost will equal:

> the lowest amount that a qualified financial institution would charge to effect this assumption or undertaking; plus

> the reasonable expenses, including reasonable attorneys' fees, incurred by the holders of the Notes in preparing any documentation necessary for this assumption or undertaking.

During the default quotation period for the Notes, which we describe below, the holders of the Notes and/or we may request a qualified financial institution to provide a quotation of the amount it would charge to effect this assumption or undertaking. If either party obtains a quotation, it must notify the other party in writing of the quotation. The amount referred to in the first bullet point above will equal the lowest--or, if there is only one, the only--quotation obtained, and as to which notice is so given, during the default quotation period. With respect to any quotation, however, the party not obtaining the quotation may object, on reasonable and significant grounds, to the assumption or undertaking by the qualified financial institution providing the quotation and notify the other party in writing of those grounds within two business days after the last day of the default quotation period, in which case that quotation will be disregarded in determining the default amount.

DEFAULT QUOTATION PERIOD

The default quotation period is the period beginning on the day the default amount first becomes due and ending on the third business day after that day, unless:

>     no quotation of the kind referred to above is obtained; or

SPECIFIC TERMS OF THE NOTES
--------------------------------------------------------------------------------

> every quotation of that kind obtained is objected to within five business days after the due date as described above.

If either of these two events occurs, the default quotation period will continue until the third business day after the first business day on which prompt notice of a quotation is given as described above. If that quotation is objected to as described above within five business days after that first business day, however, the default quotation period will continue as described in the prior sentence and this sentence.

In any event, if the default quotation period and the subsequent two business days objection period have not ended before the final valuation date, then the default amount will equal the principal amount of the Notes.

QUALIFIED FINANCIAL INSTITUTIONS

For the purpose of determining the default amount at any time, a qualified financial institution must be a financial institution organized under the laws of any jurisdiction in the United States of America, Europe or Japan, which at that time has outstanding debt obligations with a stated maturity of one year or less from the date of issue and rated either:

> A-1 or higher by Standard & Poor's Ratings Group or any successor, or any other comparable rating then used by that rating agency; or

> P-1 or higher by Moody's Investors Service, Inc. or any successor, or any other comparable rating then used by that rating agency.

MANNER OF PAYMENT AND DELIVERY

Any payment on or delivery of the Notes at maturity will be made to accounts designated by you and approved by us, or at the office of the trustee in New York City, but only when the Notes are surrendered to the trustee at that office. We also may make any payment or delivery in accordance with the applicable procedures of the depositary.

BUSINESS DAY

When we refer to a business day with respect to the Notes, we mean any day that is a business day of the kind described in "Description of Debt Securities We May Offer--Payment Mechanics for Debt Securities" in the attached prospectus.

MODIFIED BUSINESS DAY

As described in "Description of Debt Securities We May Offer--Payment Mechanics for Debt Securities" in the attached prospectus, any payment on the Notes that would otherwise be due on a day that is not a business day may instead be paid on the next day that is a business day, with the same effect as if paid on the original due date, except as described under "--Maturity Date" and "--Final Valuation Date" above.

ROLE OF CALCULATION AGENT

Our affiliate, UBS Securities LLC, will serve as the calculation agent. We may change the calculation agent after the original issue date of the Notes without notice. The calculation agent will make all determinations regarding the value of the Notes at maturity, market disruption events, business days, the default amount, the Basket Return, the Basket Starting Level, the Basket Ending Level and the amount payable in respect of your Notes. Absent manifest error, all determinations of the calculation agent will be final and binding on you and us, without any liability on the part of the calculation agent. You will not be entitled to any compensation from us for any loss suffered as a result of any of the above determinations by the calculation agent.

BOOKING BRANCH

The Notes will be booked through UBS AG, Jersey Branch.

--------------------------------------------------------------------------------

Use of Proceeds and Hedging

We will use the net proceeds we receive from the sale of the Notes for the purposes we describe in the attached prospectus under "Use of Proceeds." We or our affiliates may also use those proceeds in transactions intended to hedge our obligations under the Notes as described below.

In anticipation of the sale of the Notes, we or our affiliates expect to enter into hedging transactions involving purchases of the Basket Stocks and/or listed and/or over-the-counter options or futures on the Basket Stocks prior to or on the trade date. From time to time, we or our affiliates may enter into additional hedging transactions or unwind those we have entered into. In this regard, we or our affiliates may:

> acquire or dispose of any Basket Stock or securities of the issuers of any Basket Stock;

> acquire or dispose of long or short positions in listed or over-the-counter options, futures, or other instruments based on any Basket Stocks;

> acquire or dispose of long or short positions in listed or over-the-counter options, futures, or other instruments based on the level of other similar market indices or stocks; or

>     any combination of the above three.

We or our affiliates may acquire a long or short position in securities similar to the Notes from time to time and may, in our or their sole discretion, hold or resell those securities.

We or our affiliates may close out our or their hedge on or before the final valuation date. That step may involve sales or purchases of the Basket Stocks, listed or over-the-counter options or futures on Basket Stocks or listed or over-the-counter options, futures, exchange-traded funds or other instruments based on indices designed to track the performance of the Basket Stocks or other components of the U.S. equity markets.

THE HEDGING ACTIVITY DISCUSSED ABOVE MAY ADVERSELY AFFECT THE MARKET VALUE OF THE NOTES FROM TIME TO TIME. SEE "RISK FACTORS" ON PAGE S-7 FOR A DISCUSSION OF THESE ADVERSE EFFECTS.

--------------------------------------------------------------------------------

Capitalization of UBS

The following table sets forth the consolidated capitalization of UBS in accordance with International Financial Reporting Standards and translated into U.S. dollars.

AS OF DECEMBER 31, 2005 (UNAUDITED)                             CHF          USD
--------------------------------------------------------------------------------
                                                               (IN MILLIONS)
Debt
  Debt issued(1) .......................................    270,434      205,663
                                                           --------     --------
  Total Debt ...........................................    270,434      205,663
Minority Interest(2) ...................................      7,619        5,794
Shareholders' Equity ...................................     44,324       33,708
                                                           --------     --------
Total capitalization ...................................    322,377      245,165
                                                           ========     ========

----------
(1) INCLUDES MONEY MARKET PAPER AND MEDIUM TERM NOTES AS PER BALANCE SHEET POSITION BASED ON THE REMAINING MATURITIES.
(2)   INCLUDES TRUST PREFERRED SECURITIES.

Swiss franc (CHF) amounts have been translated into U.S. dollars (USD) at the rate of CHF 1 = USD 0.76049.

--------------------------------------------------------------------------------

Supplemental Tax Considerations

THE FOLLOWING IS A GENERAL DESCRIPTION OF CERTAIN UNITED STATES FEDERAL AND SWISS TAX CONSIDERATIONS RELATING TO THE NOTES. IT DOES NOT PURPORT TO BE A COMPLETE ANALYSIS OF ALL TAX CONSIDERATIONS RELATING TO THE NOTES. PROSPECTIVE PURCHASERS OF THE NOTES SHOULD CONSULT THEIR TAX ADVISERS AS TO THE CONSEQUENCES UNDER THE TAX LAWS OF THE COUNTRY OF WHICH THEY ARE RESIDENT FOR TAX PURPOSES AND THE TAX LAWS OF SWITZERLAND AND THE UNITED STATES OF ACQUIRING, HOLDING AND DISPOSING OF THE NOTES AND RECEIVING PAYMENTS OF INTEREST, PRINCIPAL AND/OR OTHER AMOUNTS UNDER THE NOTES. THIS SUMMARY IS BASED UPON THE LAW AS IN EFFECT ON THE DATE OF THIS PROSPECTUS SUPPLEMENT AND IS SUBJECT TO ANY CHANGE IN LAW THAT MAY TAKE EFFECT AFTER SUCH DATE.

SUPPLEMENTAL U.S. TAX CONSIDERATIONS

The discussion below supplements the discussion under "U.S. Tax Considerations" in the attached prospectus and is subject to the limitations and exceptions set forth therein. Except as otherwise noted under "Non-United States Holders" below, this discussion is only applicable to you if you are a United States holder (as defined in the accompanying prospectus).

In the opinion of our counsel, Sullivan & Cromwell LLP, the Notes should be treated as a pre-paid derivative contract with respect to the Basket and the terms of the Notes require you and us (in the absence of an administrative or judicial ruling to the contrary) to treat the Notes for all tax purposes in accordance with such characterization. If the Notes are so treated, you should recognize capital gain or loss upon the sale or maturity of your Notes in an amount equal to the difference between the amount you receive at such time and your tax basis in the Notes. In general, your tax basis in your Notes will be equal to the price you paid for it. Capital gain of a noncorporate United States holder is generally taxed at preferential rates where the property is held for more than one year. The deductibility of capital losses is subject to limitations. Your holding period for your Notes will generally begin on the date after the issue date (I.E., the settlement date) for your Notes and, if you hold your Notes until maturity, your holding period will generally include the maturity date.

ALTERNATIVE TREATMENTS. Alternatively, it is possible that the Notes could be treated as a debt instrument subject to the special tax rules governing contingent debt instruments. If the Notes are so treated, you would be required to accrue interest income over the term of your Notes based upon the yield at which we would issue a non-contingent fixed-rate debt instrument with other terms and conditions similar to your Notes. You would recognize gain or loss upon the sale or maturity of your Notes in an amount equal to the difference, if any, between the amount you receive at such time and your adjusted basis in your Notes. In general, your adjusted basis in your Notes would be equal to the amount you paid for your Notes, increased by the amount of interest you previously accrued with respect to your Notes. Any gain you recognize upon the sale, redemption or maturity of your Notes would be ordinary income and any loss recognized by you at such time would be ordinary loss to the extent of interest you included in income in the current or previous taxable years in respect of your Notes, and thereafter, would be capital loss.

If the Notes are treated as a contingent debt instrument and you purchase your Notes in the secondary market at a price that is at a discount from, or in excess of, the adjusted issue price of the Notes, such excess or discount would not be subject to the generally applicable market discount or amortizable bond premium rules described in the accompanying prospectus but rather would be subject to special rules set forth in Treasury Regulations governing contingent debt instruments. Accordingly, if you purchase your Notes in the secondary market, you should consult your tax adviser as to the possible application of such rules to you.

SUPPLEMENTAL TAX CONSIDERATIONS
--------------------------------------------------------------------------------

Because of the absence of authority regarding the appropriate tax characterization of your Notes, it is possible that the Internal Revenue Service could seek to characterize your Notes in a manner that results in tax consequences to you that are different from those described above. For example, the Internal Revenue Service could possibly assert that any gain or loss that you recognize upon the maturity of the Notes should be treated as ordinary gain or loss. You should consult your tax adviser as to the tax consequences of such characterization and any possible alternative characterizations of your Notes for U.S. federal income tax purposes.

NON-UNITED STATES HOLDERS. If you are not a United States holder, you will not be subject to United States withholding tax with respect to payments on your Notes but you may be subject to generally applicable information reporting and backup withholding requirements with respect to payments on your Notes unless you comply with certain certification and identification requirements as to your foreign status.

SUPPLEMENTAL TAX CONSIDERATIONS UNDER THE LAWS OF SWITZERLAND

TAX ON PRINCIPAL

Under present Swiss law, repayment of principal of the Notes by us is not subject to Swiss withholding tax (Swiss Anticipatory Tax), and payments to holders of the Notes who are non-residents of Switzerland and who during the taxable year have not engaged in trade or business through a permanent establishment within Switzerland will not be subject to any Swiss Federal, Cantonal or Municipal income tax.

GAINS ON SALE OR REDEMPTION

Under present Swiss law, a holder of the Notes who is a non-resident of Switzerland and who during the taxable year has not engaged in trade or business through a permanent establishment within Switzerland will not be subject to any Swiss Federal, Cantonal or Municipal income or other tax on gains realized during the year on the sale or redemption of a Note.

STAMP, ISSUE AND OTHER TAXES

There is no tax liability in Switzerland in connection with the issue, turnover and redemption of the Notes. However, the Notes sold through a bank or other securities dealer resident in Switzerland or Liechtenstein might be subject to Securities Turnover Tax.

RESIDENTS OF SWITZERLAND

If you are a Swiss resident investor and hold the Notes in your private property, you may treat any gain or loss realized upon the sale, redemption or repayment of the Notes as a tax-free capital gain or a non-deductible loss, respectively; provided, however, that you may have to report any element of adjustment for stock dividends or extraordinary dividends on the Basket included in the payment received from us at maturity as taxable investment income. If you are qualified as a professional dealer of securities for Swiss income tax purposes, you will have to include in taxable income capital gains, and may deduct capital losses realized upon the sale, redemption or repayment of the Notes. If you are a Swiss resident investor holding the Notes in your business property or a foreign resident investor who holds the Notes through a permanent establishment within Switzerland, you must include income received and gains or losses realized in respect of the Notes in your taxable net income.

--------------------------------------------------------------------------------

ERISA Considerations

We, UBS Securities LLC, UBS Financial Services Inc. and other of our affiliates may each be considered a "party in interest" within the meaning of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), or a
"disqualified person" (within the meaning of Section 4975 of the Internal Revenue Code of 1986, as amended (the "Code")) with respect to an employee benefit plan that is subject to ERISA and/or an individual retirement account, Keogh plan or other plan or account that is subject to Section 4975 of the Code ("Plan"). The purchase of the Notes by a Plan with respect to which UBS Securities LLC, UBS Financial Services Inc. or any of our affiliates acts as a fiduciary as defined in Section 3(21) of ERISA and/or Section 4975 of the Code ("Fiduciary") would constitute a prohibited transaction under ERISA or the Code unless acquired pursuant to and in accordance with an applicable exemption. The purchase of the Notes by a Plan with respect to which UBS Securities LLC, UBS Financial Services Inc. or any of our affiliates does not act as a Fiduciary but for which any of the above entities does provide services could also be prohibited, but one or more exemptions may be applicable. Any person proposing to acquire any Notes on behalf of a Plan should consult with counsel regarding the applicability of the prohibited transaction rules and the applicable exemptions thereto. Upon purchasing the Notes, a Plan will be deemed to have represented that the acquisition, holding and, to the extent relevant, disposition of the Notes is eligible for relief under Prohibited Transaction Class Exemption ("PTCE") 84-14, PTCE 90-1, PTCE 91-38, PTCE 95-60 or PTCE
96-23. The discussion above supplements the discussion under "ERISA Considerations" in the attached prospectus.

--------------------------------------------------------------------------------

Supplemental Plan of Distribution

UBS has agreed to sell to UBS Securities LLC and UBS Financial Services Inc., and UBS Securities LLC and UBS Financial Services Inc. have agreed to purchase from UBS the aggregate principal amount of the Notes specified on the front cover of this prospectus supplement. The Notes will be issued pursuant to a distribution agreement substantially in the form attached as an exhibit to the registration statement of which the accompanying prospectus forms a part. UBS Securities LLC and UBS Financial Services Inc. intend to resell the offered Notes at the original issue price applicable to the offered Notes to be resold. UBS Securities LLC and UBS Financial Services Inc. may resell Notes to securities dealers at a discount of up to __% from the original issue price applicable to the offered Notes. In the future, we or our affiliates may repurchase and resell the offered Notes in market-making transactions. For more information about the plan of distribution and possible market-making activities, see "Plan of Distribution" in the attached prospectus.

UBS may use this prospectus supplement and accompanying prospectus in the initial sale of any Notes. In addition, UBS, UBS Securities LLC, or any other affiliate of UBS may use this prospectus supplement and accompanying prospectus in a market-making transaction for any Notes after its initial sale. In connection with this offering, UBS, UBS Securities LLC, UBS Financial Services Inc., any other affiliate of UBS or any other securities dealers may distribute this prospectus supplement and accompanying prospectus electronically. Unless UBS or its agent informs the purchaser otherwise in the confirmation of sale, this prospectus supplement and accompanying prospectus are being used in a market-making transaction.

We expect to deliver the Notes against payment for the Notes on or about the fifth business day following the date of the pricing of the Notes. Under Rule 15c6-1 under the Exchange Act, trades in the secondary market generally are required to settle in three business days, unless the parties to a trade expressly agree otherwise. Accordingly, purchasers who wish to trade Notes on the date of pricing or the next succeeding business day will be required, by virtue of the fact that the Notes initially will settle in five business days (T+5), to specify alternative settlement arrangements to prevent a failed settlement.

You should rely only on the information incorporated by reference or provided in this prospectus supplement or the accompanying prospectus. We have not authorized anyone to provide you with different information. We are not making an offer of these securities in any state where the offer is not permitted. You should not assume that the information in this prospectus supplement is accurate as of any date other than the date on the front of the document.

TABLE OF CONTENTS

PROSPECTUS SUPPLEMENT

Prospectus Supplement Summary .........................................      S-1
Risk Factors ..........................................................      S-7
The Contents and Valuation of the
  Basket of Basket Stocks .............................................     S-13
Historical Performance of the
  Basket Stocks .......................................................     S-14
Valuation of the Notes ................................................     S-25
Specific Terms of the Notes ...........................................     S-26
Use of Proceeds and Hedging ...........................................     S-36
Capitalization of UBS .................................................     S-37
Supplemental Tax Considerations .......................................     S-38
ERISA Considerations ..................................................     S-40
Supplemental Plan of Distribution .....................................     S-41

PROSPECTUS

Introduction ..........................................................        3
Cautionary Note Regarding Forward-
  Looking Information .................................................        5
Incorporation of Information About
  UBS AG ..............................................................        7
Where You Can Find More Information ...................................        8
Presentation of Financial Information .................................        9
Limitations on Enforcement of U.S.
  Laws Against UBS AG, Its
  Management and Others ...............................................       10
Capitalization of UBS .................................................       10
UBS ...................................................................       11
Use of Proceeds .......................................................       13
Description of Debt Securities We May
  Offer ...............................................................       14
Description of Warrants We May Offer ..................................       36
Legal Ownership and Book-Entry
  Issuance ............................................................       53
Considerations Relating to Indexed
  Securities ..........................................................       59
Considerations Relating to Securities
  Denominated or Payable in or Linked
  to a Non-U.S. Dollar Currency .......................................       62
U.S. Tax Considerations ...............................................       65
Tax Considerations Under the Laws of
  Switzerland .........................................................       76
ERISA Considerations ..................................................       78
Plan of Distribution ..................................................       79
Validity of the Securities ............................................       82
Experts ...............................................................       82

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[LOGO OF UBS]

Enhanced
Appreciation
Securities

UBS AG $__ NOTES
LINKED TO A BASKET OF STOCKS
IN THE UTILITY AND POWER SECTOR
DUE ON OR ABOUT SEPTEMBER 28, 2007


PROSPECTUS SUPPLEMENT


MARCH __, 2006
(TO PROSPECTUS DATED MARCH 27, 2006)


UBS INVESTMENT BANK
UBS FINANCIAL SERVICES INC.